Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163430
PROSPECTUS SUPPLEMENT NO. 13
Dated January 10, 2011
(to Prospectus dated December 23, 2009)
6,255,313 Shares
Alon USA Energy, Inc.
Common Stock

     This Prospectus Supplement No. 13 relates to the offer and resale from time to time of up to 6,255,313 shares of our common stock by the selling stockholder and supplements our Prospectus dated December 23, 2009 (as previously supplemented by the prospectus supplements dated January 5, 2010, January 27, 2010, March 2, 2010, March 16, 2010, May 6, 2010, May 11, 2010, June 4, 2010, June 21, 2010, July 19, 2010, August 9, 2010, August 13, 2010 and November 9, 2010, the “Prospectus”). You should read this Prospectus Supplement No. 13 together with the Prospectus.
     Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2011.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 13 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 13 supersedes the information contained in the Prospectus.
     Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page 1 of the Prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 13 is January 10, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 30, 2010
ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32567 (Commission File Number)	74-2966572 (IRS Employer Identification No.)
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 367-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Wells Credit Facility
     On December 30, 2010, Southwest Convenience Stores, LLC, a Texas limited liability company (“SCS”), and Skinny’s, LLC, a Texas limited liability company (“Skinny’s”), entered into an Amended and Restated Credit Agreement (as amended and restated, the “Wells Credit Facility”) by and among SCS and Skinny’s, as Borrowers (the “Borrowers”), the lenders party thereto and Wells Fargo Bank, National Association, a national banking association (“Wells”), as Administrative Agent and Issuing Bank. SCS and Skinny’s are wholly-owned subsidiaries of Alon USA Energy, Inc. (the “Company”).
     The Wells Credit Facility amends and restates that certain Credit Agreement, dated June 29, 2007, among SCS, the lenders party thereto and Wachovia Bank, National Association, a national banking association and predecessor to Wells (the “Original Term Loan”). The amendment to the Original Term Loan reinstated the original facility size from $73.4 million, the outstanding amount under the Original Term Loan as of December 30, 2010, to $93.4 million, the approximate original availability under the Original Term Loan as of June 29, 2007. The $93.4 million Wells Credit Facility consists of the $73.4 million existing term loan (the “Existing Term Loan”), a $10.0 million additional term loan (the “Additional Term Loan”) and $10.0 million of revolving credit capacity (the “Revolver”). As of December 30, 2010, an aggregate amount of $93.4 million was outstanding under the Wells Credit Facility.
     The Wells Credit Facility terminates on December 30, 2015. Borrowings under the Existing Term Loan bear interest at a Eurodollar rate plus 2.00% per annum with principal payments to be made in quarterly installments based on a 15-year amortization schedule. Borrowings under the Additional Term Loan bear interest at a Eurodollar rate plus 2.75% per annum with principal payments to be made in quarterly installments based on a 5-year amortization schedule. Borrowings under the Revolver bear interest at a Eurodollar rate plus 2.75% per annum.
     Except as described herein, the material terms of the Original Term Loan remain significantly unchanged by the Wells Credit Facility.
     A copy of the Wells Credit Facility is attached as Exhibit 10.1 and is incorporated herein by reference. The description of the Wells Credit Facility contained herein is qualified in its entirety by reference to the full text thereof.
Grant of Stock Appreciation Rights
     On January 5, 2011, the Company made grants of Stock Appreciation Rights (“SARs”) to an executive officer and other key personnel pursuant to the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan (the “Compensation Plan”). Among the SARs granted on January 5, 2011, a grant of 5,000 SARs was made to Mr. Michael Oster, our Senior Vice President of Mergers and Acquisitions and a named executive officer of the Company at a grant price of $16.00 per share as follows: The SARs granted on January 5, 2011 vest as follows: 50% on January 5, 2013, 25% on January 5, 2014 and 25% on January 5, 2015 and are exercisable during the 365-day period following the date of vesting. When exercised, the

January 5, 2011 SARs are convertible into shares of the Company’s Common Stock, par value $0.01 per share (“Alon Common Stock”), the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon Common Stock on the date of exercise and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon Common Stock on the date of exercise.
     The SARs described above are evidenced by agreements in the form adopted by the Company for the purpose of evidencing grants of this type, which form is attached to the Current Report on Form 8-K filed on January 27, 2010 as Exhibit 10.1, and is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01-Wells Credit Facility is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth above in Item 1.01-Grant of Stock Appreciation Rights is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
10.1	Amended and Restated Credit Agreement, dated as of December 30, 2010, among Southwest Convenience Stores, LLC, Skinny’s, LLC, the lenders party thereto and Wells Fargo Bank, National Association.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.
By:	/s/ Sarah Braley Campbell
Secretary

Date: January 6, 2011

     (d) Exhibits.

Exhibit
Number	Description
10.1	Amended and Restated Credit Agreement, dated as of December 30, 2010, among Southwest Convenience Stores, LLC, Skinny’s, LLC, the lenders party thereto and Wells Fargo Bank, National Association.

Exhibit 10.1

$10,000,000 Revolving Credit Facility,
$73,361,111.02 Refinancing Term Loan
and
$10,000,000 Additional Term Loan
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of December 30, 2010,
by and among
SOUTHWEST CONVENIENCE STORES, LLC
and
SKINNY’S, LLC,
as the Borrowers,
and
GTS LICENSING COMPANY, INC.,
as a Subsidiary Guarantor
the Lenders referred to herein,
as Lenders,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender
and
WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Book Manager

AMENDED AND RESTATED CREDIT AGREEMENT — Page i

AMENDED AND RESTATED CREDIT AGREEMENT — Page ii

AMENDED AND RESTATED CREDIT AGREEMENT — Page iii

AMENDED AND RESTATED CREDIT AGREEMENT — Page iv

EXHIBITS

Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Swingline Note
Exhibit A-3	—	Form of Refinancing Term Loan Note
Exhibit A-4	—	Form of Additional Term Loan Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Notice of Account Designation
Exhibit D	—	Form of Notice of Prepayment
Exhibit E	—	Form of Notice of Conversion/Continuation
Exhibit F	—	Form of Officer’s Compliance Certificate
Exhibit G	—	Form of Assignment and Assumption
Exhibit H	—	Form of Alon Guaranty Agreement
Exhibit I	—	Form of Subsidiary Guaranty Agreement
Exhibit J	—	Form of Security Agreement
Exhibit K	—	Form of Joinder Agreement
Exhibit L	—	Form of Borrowing Base Certificate
Exhibit M	—	Form of Contribution and Indemnity Agreement
SCHEDULES

Schedule 1.1	—	Commitments
Schedule 7.1	—	Jurisdictions of Organization and Qualification
Schedule 7.5	—	Real Property
Schedule 7.6	—	Litigation and Related Matters
Schedule 7.10	—	ERISA Plans
Schedule 7.12	—	Existing Indebtedness
Schedule 7.13	—	Subsidiaries and Capitalization
Schedule 7.15	—	Intellectual Property
Schedule 11.2	—	Existing Liens
Schedule 11.8	—	Existing Restrictive Agreements
Schedule 11.9	—	Transferable Stores
AMENDED AND RESTATED CREDIT AGREEMENT — Page v

     AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 30, 2010, by and among SOUTHWEST CONVENIENCE STORES, LLC, a Texas limited liability company (“Southwest”), SKINNY’S, LLC, a Texas limited liability company (“Skinny’s” and, together with Southwest, each a “Borrower” and collectively the “Borrowers”), GTS LICENSING COMPANY, INC., a Texas corporation (“GTS”), the additional Subsidiaries of any Borrower who may become a party to this Agreement from time to time pursuant to the terms hereof, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof (collectively with the lenders party hereto, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
     Reference is made to that certain Amended and Restated Credit Agreement dated as of June 29, 2007, among Southwest, Wachovia and Bank Leumi USA, as lenders, and Wachovia as administrative agent for such lenders, as amended from time to time prior hereto (the “Existing Credit Agreement”), pursuant to which such lenders made a term loan to Southwest in the aggregate principal amount of $95,000,000 (the “Existing Term Loan”). The aggregate outstanding principal amount of the Existing Term Loan as of the Closing Date is $73,361,111.02. Wachovia was previously merged with and into Wells Fargo (the surviving entity in such merger), and Wells Fargo has succeeded to all rights and obligations of Wachovia (as a lender and as administrative agent) under the Existing Credit Agreement and the other “Loan Documents” as defined therein.
     The parties hereto now desire to refinance the Existing Term Loan with a term loan facility to the Borrowers and to provide for a $10,000,000 revolving credit facility and an additional $10,000,000 term loan facility to the Borrowers, in each case pursuant to this Agreement (which shall constitute an amendment and restatement of the Existing Credit Agreement) and the other Loan Documents.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
     “Accounts” means as such term is defined in the UCC.
     “Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
     “Additional Term Loan” means the term loan to be made to the Borrowers pursuant to Section 4.1(b).
     “Additional Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Additional Term Loan for the account of the Borrowers hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register and (b) as to all Lenders, the aggregate commitment of all
SCHEDULE 11.9 — Solo Page

Lenders to make such Additional Term Loan. The Additional Term Loan Commitment of each Lender on the Closing Date is as set forth on Schedule 1.1 hereto and the Additional Term Loan Commitment of all Lenders on the Closing Date shall be $10,000,000.
     “Additional Term Loan Facility” means the term loan facility established pursuant to Section 4.1(b).
     “Additional Term Loan Lender” means any Lender with an Additional Term Loan Commitment.
     “Additional Term Loan Maturity Date” means the first to occur of (a) the Scheduled Maturity Date, or (b) the date of acceleration of the Additional Term Loan pursuant to Section 12.2(a).
     “Additional Term Loan Note” means a promissory note made by the Borrowers in favor of an Additional Term Loan Lender evidencing the portion of the Additional Term Loan made by such Additional Term Loan Lender, substantially in the form attached as Exhibit A-4, and any amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Additional Term Loan Percentage” means, as to any Additional Term Loan Lender, after the Additional Term Loan is made hereunder, the ratio of (a) the outstanding principal balance of such Additional Term Loan of such Lender to (b) the aggregate outstanding principal balance of the Additional Term Loan of all such Lenders.
     “Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.
     “Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, the ability to exercise voting power, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.
     “Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Alon Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by Alon USA Energy and Alon Brands in favor of the Administrative Agent, for the ratable benefit and the Secured Parties, substantially in the form attached as Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.
     “Alon USA Energy” means Alon USA Energy, Inc., a Delaware corporation.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 7

     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
     “Applicable Margin” means the corresponding percentages per annum as set forth below based on the Class of Loans and the interest rate option applicable thereto:

Revolving Credit Loans		Refinancing Term Loan		Additional Term Loan
LIBOR	Base Rate	LIBOR	Base Rate	LIBOR	Base Rate
+2.75%	+1.75%	+2.00%.	+1.00%	+2.75%	+1.75%
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole book manager, and its successors.
     “Asset Disposition” means the disposition of any or all of the assets of (including, without limitation, any Capital Stock owned by) any Credit Party or any Subsidiary thereof, whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Equity Issuance.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Base Rate” means, at any time, the higher of (a) the Prime Rate, and (b) the Federal Funds Rate plus 0.50%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate for such Interest Period (determined daily on each Business Day).
     “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
     “Borrower” or “Borrowers” has the meaning assigned thereto in the introductory paragraph hereto.
     “Borrower Agent” means Southwest in its capacity as agent for the Borrowers and the other Credit Parties pursuant to Section 5.14.
     “Borrower Materials” has the meaning assigned thereto in Section 8.5.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 8

     “Borrowing Base” means, on any date of determination and subject to Section 8.4(d), an amount equal to (i) 80% of Eligible Accounts plus (ii) 60% of Eligible Inventory, as determined in accordance with Section 8.4(d).
     “Borrowing Base Certificate” means a certificate, substantially in form attached as Exhibit L, by which the Borrowers certify calculation of the Borrowing Base.
     “Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Dallas, Texas are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Capital Asset” means, with respect to the Borrowers and their Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrowers and their Subsidiaries.
     “Capital Expenditures” means, with respect to the Borrowers and their Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrowers and their Subsidiaries during such period, as determined in accordance with GAAP.
     “Capital Lease” means any lease of any property by a Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrowers and their Subsidiaries.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred eighty (180) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States or any State thereof, each having combined capital, surplus and undivided profits of not less than $500,000,000; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.
     “Change in Control” means an event or series of events by which:
AMENDED AND RESTATED CREDIT AGREEMENT — Page 9

     (a) at any time, the Parent shall fail to own at least seventy percent (70%) of the Capital Stock of each of the Borrowers, or Southwest shall fail to own one hundred percent (100%) of the Capital Stock of each of the Subsidiary Guarantors in existence on the Closing Date; or
     (b) prior to an IPO, Alon USA Energy shall fail to own (directly or indirectly through various subsidiaries) at least fifty-one percent (51%) of the entire economic and voting rights associated with all outstanding Capital Stock of all classes of the Parent; or
     (c) after an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Alon USA Energy and its subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more of the Capital Stock of the Parent entitled to vote for members of the board of directors (or equivalent governing body) of the Parent on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) than the amount of the Capital Stock of the Parent beneficially owned by Alon USA Energy.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, a Swingline Loan or a Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent.
     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
     “Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.
     “Commitment Fee” has the meaning assigned thereto in Section 5.3(a).
     “Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage, Refinancing Term Loan Percentage or Additional Term Loan Percentage, as applicable.
     “Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitment, the LC Commitment, the Refinancing Term Loan Commitment and the Additional Term Loan Commitment.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 10

     “Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis (or, in the case of the Borrowers and their Subsidiaries, combined basis) in accordance with applicable principles of consolidation under GAAP.
     “Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period, plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income: (i) income, franchise and other taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) minority equity interests holders’ interest in income of subsidiaries of such Person, and (v) extraordinary losses (excluding extraordinary losses from discontinued operations), minus (c) interest income and any extraordinary gains.
     “Consolidated EBITDAR” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Borrowers and their Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period, plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income: (i) income, franchise and other taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) rent expense, (v) minority equity interests holders’ interest in income of subsidiaries of such Person, and (vi) extraordinary losses (excluding extraordinary losses from discontinued operations), minus (c) interest income and any extraordinary gains.
     “Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense during such period (but excluding interest expense accrued but not paid on Subordinated Indebtedness payable to the Parent or Alon USA Energy), and (b) principal payments of Indebtedness scheduled to be paid during such period with respect to Indebtedness.
     “Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date minus federal, state, local and foreign income taxes paid in cash to (b) Consolidated Fixed Charges for such period.
     “Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedge Agreements) for such period. For purposes hereof, “interest” shall include interest imputed on the Attributable Indebtedness in respect of any Capital Lease or Synthetic Lease.
     “Consolidated Net Income” means, for any period, the net income (or loss) of the Borrowers and their Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, in calculating Consolidated Net Income of the Borrowers and their Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which any Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to any Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date
AMENDED AND RESTATED CREDIT AGREEMENT — Page 11

it becomes a Subsidiary of the Parent or any of its Subsidiaries or is merged into or consolidated with any Borrower or any of its Subsidiaries or that Person’s assets are acquired by any Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to any Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
     “Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrowers and their Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrowers and their Subsidiaries.
     “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the remainder of (i) Consolidated Total Indebtedness for borrowed money on such date minus (ii) unencumbered cash and Cash Equivalents in excess of $5,000,000 on such date to (b) Consolidated EBITDAR for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date.
     “Credit Facility” means the Revolving Credit Facility, the Swingline Facility, the L/C Facility, the Refinancing Term Loan Facility or the Additional Term Loan Facility.
     “Credit Parties” means, collectively, the Borrowers and their Subsidiaries (including, without limitation, the Subsidiary Guarantors).
     “Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Borrower or any of its Subsidiaries.
     “Default” means any of the events specified in Section 12.1 which, with the passage of time or the giving of notice or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has, or has a direct or indirect parent company that has, become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.
     “Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or
AMENDED AND RESTATED CREDIT AGREEMENT — Page 12

upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Scheduled Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of any Borrower or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by any Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
     “Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
     “Eligible Accounts” means all unpaid Accounts of the Borrowers arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:
     (a) that portion of Accounts unpaid 90 days or more after the invoice date or unpaid more than 30 days past the stated due date;
     (b) that portion of Accounts related to goods or services with respect to which a Borrower has received notice of a claim or dispute, which is subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;
     (c) that portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by a Borrower to the account debtor, including, with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;
     (d) Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;
     (e) Accounts owed by any Governmental Authority, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such Governmental Authority for which a Borrower has provided evidence satisfactory to the Administrative Agent that (i) the Administrative Agent’s security interest therein constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by the Administrative Agent directly against such Governmental Authority under all Applicable Laws);
AMENDED AND RESTATED CREDIT AGREEMENT — Page 13

     (f) Accounts denominated in any currency other than United States Dollars;
     (g) Accounts owed by an account debtor located outside the United States which are not (i) backed by a bank letter of credit naming the Administrative Agent as beneficiary or assigned to the Administrative Agent, in the Administrative Agent’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and reasonably acceptable to the Administrative Agent in all respects, or (ii) covered by a foreign receivables insurance policy reasonably acceptable to the Administrative Agent;
     (h) Accounts owed by an account debtor who is insolvent or is the subject of any bankruptcy or similar proceedings of the type referred to in Section 12.1(i) or Section 12.1(j) or who has gone out of business;
     (i) Accounts owed by Alon USA Energy, any Credit Party, any of its Affiliates or any of its officers or employees;
     (j) Accounts not subject to the Security Agreement or which are subject to any Lien in favor of any Person other than the Administrative Agent;
     (k) that portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
     (l) Accounts owed by an account debtor which were created on cash on delivery terms or are chargeable to a credit card of such account debtor; and
     (m) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 20% or more of the total amount of Accounts due from such debtor is ineligible under clauses (a) or (b) above.
     “Eligible Inventory” means all Inventory of the Borrowers, valued at cost in accordance with GAAP (except in the case of fuel inventory, which shall be valued at market value), but excluding Inventory having any of the following characteristics:
     (a) Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Administrative Agent in an authenticated record delivered to the Borrower Agent; not subject to a perfected, first priority Lien in favor of the Administrative Agent; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with and satisfactory to the Administrative Agent;
     (b) supplies, packaging, maintenance parts or sample Inventory, or customer supplied parts or Inventory;
     (c) work-in-process Inventory;
     (d) Inventory that is damaged, defective, obsolete or not currently saleable in the normal course of a Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;
     (e) Inventory that the a Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;
AMENDED AND RESTATED CREDIT AGREEMENT — Page 14

     (f) Inventory manufactured by a Borrower pursuant to a license, unless the applicable licensor has agreed in an authenticated record by such licensor to permit the Administrative Agent to exercise its rights and remedies against such Inventory; and
     (g) Inventory that is subject to a Lien in favor of any Person other than the Administrative Agent.
     “Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Borrower or any of its Subsidiaries or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
     “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, common law, standards and regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of any hazardous waste (as defined by 42 U.S.C. § 6903(5)), hazardous substance (as defined by 42 U.S.C. § 9601(14)), hazardous material (as defined by 49 U.S.C. § 5102(2)), toxic pollutant (as listed pursuant to 33 U.S.C. § 1317), or pollutant or contaminant (in each case as defined by 33 U.S.C. § 9601(33)).
     “Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     “Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any
AMENDED AND RESTATED CREDIT AGREEMENT — Page 15

basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise or margin taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.11(a).
     “Existing Credit Agreement” has the meaning set forth in the Statement of Purpose.
     “Existing Term Loan” has the meaning set forth in the Statement of Purpose.
     “Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
     “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that, if such rate is not so published for any day which is a Business Day, “Federal Funds Rate” means the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” means the separate fee letter agreement dated as of December 30, 2010, among the Borrowers and Wells Fargo.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 16

     “Fiscal Quarter” means any fiscal quarter of the Parent and its Subsidiaries ending on March 31st, June 30th, September 30th or December 31st.
     “Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, all Governmental Authorities.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “GTS” has the meaning assigned thereto in the introductory paragraph hereto.
     “Guarantors” means, collectively, Alon USA Energy, the Parent and each Subsidiary Guarantor.
     “Guaranty Agreement” means the Alon Guaranty Agreement and the Subsidiary Guaranty Agreement.
     “Guaranty Obligation” means, with respect to any Borrower or any of its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or
AMENDED AND RESTATED CREDIT AGREEMENT — Page 17

mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedge Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
     “Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP:
     (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
     (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except (i) trade payables arising in the ordinary course of business not more than one hundred twenty (120) days past due, or (ii) that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;
     (c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
     (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
     (e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;
     (g) all obligations of any such Person in respect of Disqualified Capital Stock;
AMENDED AND RESTATED CREDIT AGREEMENT — Page 18

     (h) all Net Hedging Obligations of any such Person; and
     (i) all Guaranty Obligations of any such Person with respect to any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
     “Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.
     “Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
     “Interest Period” has the meaning assigned thereto in Section 5.1(b).
     “Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
     “Inventory” means as such term is defined in the UCC.
     “IPO” means an initial public offering of Capital Stock of the Parent registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     “ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
     “Issuing Lender” means Wells Fargo, in its capacity as issuer of a Letter of Credit, or any successor thereto.
     “Joinder Agreement” means an agreement substantially in the form attached as Exhibit L or in such other form as may be acceptable to the Administrative Agent pursuant to which a Subsidiary of a Borrower becomes a party to this Agreement, the Guaranty Agreement and/or the Security Agreement, as applicable.
     “L/C Commitment” means the lesser of (a) $2,500,000 and (b) the Revolving Credit Commitment.
     “L/C Facility” means the letter of credit facility established pursuant to Article III.
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
     “L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 19

     “Lender” has the meaning assigned thereto in the introductory paragraph hereof (and, unless the context otherwise provides, includes the Issuing Lender and the Swingline Lender).
     “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
     “Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.
     “Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.
     “LIBOR” means,
     (a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and
     (b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
     Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
     “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 minus the Eurodollar Reserve Percentage
AMENDED AND RESTATED CREDIT AGREEMENT — Page 20

     “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).
     “Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
     “Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Fee Letter and each other document, instrument, certificate and agreement executed and/or delivered by any Credit Party or any of its Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Specified Hedge Agreement and any Specified Cash Management Arrangement), all as may be amended, restated, supplemented or otherwise modified from time to time.
     “Loans” means the collective reference to the Revolving Credit Loans, the Term Loans and the Swingline Loans, and “Loan” means any of such Loans.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole, (b) the ability of any Borrower to pay and perform any of its material Obligations, (c) the ability of the Guarantors, collectively, to pay and perform any of their material Obligations, (d) any of the material rights of or benefits available to the Administrative Agent and/or the Lenders under this Agreement or any other Loan Document, or (e) the validity or enforceability of this Agreement or any other Loan Document.
     “Material Contract” means (a) any contract or other agreement, written or oral, of any Credit Party or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $2,500,000 per annum or (b) any other contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
     “Maximum Swingline Amount” means the lesser of (a) $2,500,000 and (b) the Revolving Credit Commitment.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” means each mortgage, deed of trust or other real property security document encumbering any real property now or hereafter owned in fee by any Credit Party or any Subsidiary as security for the payment of the Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party or such Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 21

     “Net Cash Proceeds” means, with respect to any Insurance and Condemnation Event, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom (other than proceeds from business interruption insurance) less the sum of (a) all fees and expenses in connection therewith, including all insurance premiums and costs, and (b) subject to the proviso below, the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) subject to such Insurance and Condemnation Event, provided that such Indebtedness and Lien are permitted in accordance with Section 11.1 and Section 11.2, respectively.
     “Net Hedging Obligations” means, as of any date, the Termination Value of any Hedge Agreement on such date.
     “Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 14.2, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.
     “Non-Guarantor Subsidiary” means any Foreign Subsidiary of a Borrower that is not a Subsidiary Guarantor.
     “Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loans Notes.
     “Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
     “Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
     “Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
     “Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
     “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Specified Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations and monetary obligations owing by any one or more of the Credit Parties to any one or more of the Secured Parties or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, liquidated or unliquidated, and whether or not evidenced by any note; provided that (i) the Specified Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of the Specified Obligations.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 22

     “Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Parent” means Alon Brands, Inc., a Delaware corporation.
     “Participant” has the meaning assigned thereto in Section 14.10(d).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code and which (a) is maintained for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliates.
     “Permitted Acquisition” means any acquisition (by construction, purchase, through a merger or otherwise) of (a) assets or a line of business of a Person that is engaged in a similar line of business as that of the Borrowers, or (b) Capital Stock of a Person, provided that such Person shall be a going concern and shall be in a similar line of business as that of the Borrowers; provided that, at the time of any such acquisition described in clause (a) or clause (b) above, (i) no Default is existing or would result therefrom, (ii) the aggregate consideration paid in connection with such acquisition and any related acquisitions shall not exceed $25,000,000 in the aggregate, and (iii) the acquisition shall not result in a Lien on any the Collateral except in favor of the Administrative Agent.
     “Permitted Liens” means the Liens permitted pursuant to Section 11.2.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Platform” has the meaning assigned thereto in Section 8.5.
     “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
     “Proceeds” means as such term is defined in the UCC.
     “Pro Forma Basis” means, subject to the proviso below and for purposes of calculating certain definitions and compliance with any test or financial covenant under this Agreement for any period, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the
AMENDED AND RESTATED CREDIT AGREEMENT — Page 23

Property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the Capital Stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of a Permitted Acquisition, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by any Borrower or any of its Subsidiaries in connection therewith, which Indebtedness, if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that (A) the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (1) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower Agent delivered to the Administrative Agent and (2) are calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent, and (B) the foregoing pro forma adjustments which would increase net income (or reduce net loss) and which are not based upon actual, historical numbers may be applied to any such definition, test or financial covenant solely if, based upon good faith negotiations between the Borrower Agent and the Administrative Agent, the Borrower Agent and the Administrative Agent have agreed to such pro forma adjustments for such specific purpose.
     “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
     “Public Lenders” has the meaning assigned thereto in Section 8.5.
     “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
     “Refinancing Term Loan” means the term loan to be made to the Borrowers pursuant to Section 4.1(a).
     “Refinancing Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Refinancing Term Loan for the account of the Borrowers hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Refinancing Term Loan. The Refinancing Term Loan Commitment of each Lender on the Closing Date is as set forth in Schedule 1.1 hereto and the Refinancing Term Loan Commitment of all Lenders on the Closing Date shall be $73,361,111.02.
     “Refinancing Term Loan Facility” means the term loan facility established pursuant to Section 4.1(a).
     “Refinancing Term Loan Lender” means any Lender with a Refinancing Term Loan Commitment.
     “Refinancing Term Loan Maturity Date” means the first to occur of (a) the Scheduled Maturity Date, or (b) the date of acceleration of the Refinancing Term Loan pursuant to Section 12.2(a).
     “Refinancing Term Loan Note” means a promissory note made by the Borrowers in favor of a Refinancing Term Loan Lender evidencing the portion of the Refinancing Term Loan made by such Refinancing Term Loan Lender, substantially in the form attached as Exhibit A-3, and any
AMENDED AND RESTATED CREDIT AGREEMENT — Page 24

amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Refinancing Term Loan Percentage” means, as to any Refinancing Term Loan Lender, after the Refinancing Term Loan is made hereunder, the ratio of (a) the outstanding principal balance of such Refinancing Term Loan of such Lender to (b) the aggregate outstanding principal balance of the Refinancing Term Loan of all such Lenders.
     “Register” has the meaning assigned thereto in Section 14.10(c).
     “Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means, at any date and subject to the proviso below, any Lender or combination of Lenders holding more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitment plus (b) the aggregate outstanding principal amount of the Term Loans or, if the Revolving Credit Commitment has been terminated, any Lender or combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that (a) if and so long as there are only two Lenders, “Required Lenders” means both of such Lenders and (b) the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the “Required Lenders”.
     “Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that (a) if and so long as there are only two Lenders, “Required Revolving Credit Lenders” means both of such Lenders and (b) the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.
     “Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any of the Borrowers or any of their respective Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of any of the Borrowers or any of their respective Subsidiaries or any option, warrant or other right to acquire any Capital Stock of any of the Borrowers or any of their respective Subsidiaries.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 25

     “Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans for the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of each Lender on the Closing Date is as set forth in Schedule 1.1 hereto and the Revolving Credit Commitment of all Lenders on the Closing Date shall be $10,000,000.
     “Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all Revolving Credit Lenders.
     “Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
     “Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment.
     “Revolving Credit Loan” means any revolving loan made to the Borrowers pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
     “Revolving Credit Maturity Date” means the earliest to occur of (a) the Scheduled Maturity Date, (b) the date of termination of the entire Revolving Credit Commitment pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 12.2(a).
     “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 26

     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     “Scheduled Maturity Date” means December 30, 2015.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Parties” mean collectively, the Lenders, the Administrative Agent, the Swingline Lender, any Issuing Lender, any counterparty to a Specified Hedge Agreement, any counterparty to a Specified Cash Management Arrangement, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.
     “Security Agreement” means the Security Agreement of even date herewith executed by the Borrowers and their Subsidiaries in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit J, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which the Administrative Agent, for the benefit of the Secured Parties and as security for the payment of the Obligations, is granted a security interest in all (or essentially all, as may be provided therein) personal property (including, without limitation, Capital Stock of the Subsidiaries of each Credit Party) of such Credit Parties.
     “Security Documents” means the collective reference to the Security Agreement, the Mortgages, the Guaranty Agreements, and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in or other Lien on any Property or assets securing the Obligations (or any part thereof) or any such Person purports to guaranty the payment, performance and/or collection of the Obligations (or any part thereof), in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Skinny’s” has the meaning assigned thereto in the introductory paragraph hereto.
     “Solvent” and “Solvency” mean, as to any Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Indebtedness as such Indebtedness matures, and (c) it does not have unreasonably small capital to conduct its business.
     “Southwest” has the meaning assigned thereto in the introductory paragraph hereto.
     “Specified Cash Management Arrangement” means any cash management arrangement (a) entered into by (i) any Borrower or any of its Subsidiaries and (ii) any Lender or any Affiliate thereof at the time such cash management arrangement was entered into, as counterparty and (b) which has been designated by such Lender or such Affiliate and the Borrower Agent, by notice to the Administrative Agent not later than thirty (30) days after the execution and delivery by such Borrower or such Subsidiary thereof, as a Specified Cash Management Arrangement. No Lender or Affiliate thereof that is a party to a Specified Cash Management Arrangement shall have any rights in connection with the management or release of any Collateral or of the Obligations of any Credit Party under any Loan Document. For the avoidance of doubt, (A) all cash management arrangements provided by the Administrative Agent or any of its Affiliates and (B) all cash management arrangements in existence on the Closing Date between any Borrower or any of its Subsidiaries and any Lender or an Affiliate thereof, shall constitute Specified Cash Management Arrangements.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 27

     “Specified Cash Management Obligations” means all existing or future payment and other obligations owing by any Borrower or any of its Subsidiaries under any Specified Cash Management Arrangement.
     “Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) any Borrower or any of its Subsidiaries and (ii) any Lender or any Affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender or such Affiliate and the Borrower, by notice to the Administrative Agent not later than thirty (30) days after the execution and delivery by the Borrower or such Subsidiary thereof, as a Specified Hedge Agreement. No Lender or Affiliate thereof that is a party to a Specified Hedge Agreement shall have any rights in connection with the management or release of any Collateral or of the Obligations of any Credit Party under any Loan Document. For the avoidance of doubt, (A) all Hedge Agreements provided by the Administrative Agent or any of its Affiliates and (B) all Hedge Agreements in existence on the Closing Date between any Borrower or any of its Subsidiaries and any Lender, shall constitute Specified Hedge Agreements.
     “Specified Hedge Obligations” means all existing or future payment and other obligations owing by a Borrower or any of its Subsidiaries under any Specified Hedge Agreement.
     “Specified Obligations” means, collectively, (a) all Specified Hedge Obligations and (b) all Specified Cash Management Obligations.
     “Specified Transactions” means (a) any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of a Borrower or any division, business unit, product line or line of business, (b) any Permitted Acquisition, (c) any incurrence of Indebtedness, and (d) the classification of any asset, business unit, division or line of business as a discontinued operation.
     “Subordinated Indebtedness” means all Indebtedness of any Credit Party or any Subsidiary thereof subordinated in right of payment to the Obligations pursuant to documents containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
     “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of a Borrower.
     “Subsidiary Guarantors” means, collectively, all (a) direct and indirect Domestic Subsidiaries of any Borrower, including, without limitation, GTS, and (b) direct and indirect Foreign Subsidiaries of any Borrower if and to the extent that and for so long as the guaranty of such Foreign Subsidiary would not cause material adverse tax consequences for any Credit Party or result in a violation of Applicable Laws), in each case in existence on the Closing Date or which are or hereafter become (or are required to become) a party to the Guaranty Agreement pursuant to Section 9.11.
     “Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the
AMENDED AND RESTATED CREDIT AGREEMENT — Page 28

ratable benefit and the Secured Parties, substantially in the form attached as Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.
     “Swingline Facility” means the uncommitted swingline facility established pursuant to Section 2.2.
     “Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
     “Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
     “Swingline Note” means a promissory note made by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority.
     “Term Loan Commitment” means a Refinancing Term Loan Commitment or an Additional Term Loan Commitment.
     “Term Loan Lender” means any Lender with a Term Loan Commitment.
     “Term Loans” means the Refinancing Term Loan and the Additional Term Loan.
     “Term Loans Notes” means the Refinancing Term Loan Notes and the Additional Term Loan Notes.
     “Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 or Section 303(k) of ERISA, or (g) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which
AMENDED AND RESTATED CREDIT AGREEMENT — Page 29

results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA.
     “Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
     “Threshold Amount” means $2,500,000.
     “Transactions” means, collectively, (a) the repayment in full of all Indebtedness under the Existing Credit Agreement, (b) the initial Extensions of Credit, and (c) the payment of the transaction costs in connection with items (a) through (b) above.
     “UCC” means the Uniform Commercial Code as in effect in the State of Texas, as amended or modified from time to time.
     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 600.
     “United States” means the United States of America.
     “Wachovia” means Wachovia Bank, National Association.
     “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.
     “Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by a Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than a Borrower and/or one or more of its Wholly-Owned Subsidiaries).
     SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other
AMENDED AND RESTATED CREDIT AGREEMENT — Page 30

writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     SECTION 1.3 Accounting Terms.
     (a) All accounting terms not specifically or completely defined herein shall be construed, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared, in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.
     (b) Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any test or financial covenant contained in this Agreement (including for purposes of determining the Applicable Margin) with respect to any period during which any Specified Transaction occurs, such test or financial covenant shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.
     (c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
     SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the
AMENDED AND RESTATED CREDIT AGREEMENT — Page 31

Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
     SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
ARTICLE II
REVOLVING CREDIT FACILITY
     SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrowers from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower Agent in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the lesser of the Revolving Credit Commitment and the Borrowing Base and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender plus such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
     SECTION 2.2 Swingline Loans.
     (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender may (or may not) in its sole discretion from time to time agree to make Swingline Loans to the Borrowers from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the lesser of the Revolving Credit Commitment and the Borrowing Base and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the lesser of (i) the lesser of the Revolving Credit Commitment and the Borrowing Base, less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Maximum Swingline Amount.
     (b) Refunding.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 32

     (i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
     (ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrowers hereby authorize the Administrative Agent to charge any account maintained by any Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of any Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of any Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
     (iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender agrees and acknowledges that if, prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 12.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation, and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to
AMENDED AND RESTATED CREDIT AGREEMENT — Page 33

such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).
     (c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.2, the Swingline Lender shall not be obligated to make any Swingline Loans at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements satisfactory to it to eliminate the Swingline Lender’s risk with respect to any such Defaulting Lender’s funding obligations hereunder, including by cash collateralizing such Defaulting Lender’s Revolving Credit Commitment Percentage of the applicable outstanding Swingline Loans. On demand by the Swingline Lender or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Swingline Loans on terms reasonably satisfactory to the Administrative Agent and the Swingline Lender. Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Swingline Lender) for the payment and performance of each Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans. Moneys in such account shall be applied by the Administrative Agent to reimburse the Swingline Lender immediately for each Defaulting Lender’s Revolving Credit Commitment Percentage of any Swingline Loans which have not otherwise been refunded by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.2.
     SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.
     (a) Requests for Borrowing. The Borrower Agent shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (1) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, provided that any borrowing of Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitment or that is required to finance the amount of a reimbursement obligation under a Letter of Credit, (2) with respect to LIBOR Rate Loans, in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (3) with respect to Swingline Loans, in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan, whether such Loan is to be a LIBOR Rate Loan or a Base Rate Loan, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
     (b) Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of
AMENDED AND RESTATED CREDIT AGREEMENT — Page 34

each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of a Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower Agent to the Administrative Agent or as may be otherwise agreed upon by the Borrower Agent and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
     SECTION 2.4 Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.
     (a) Repayment on Termination Date. The Borrowers hereby agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.
     (b) Mandatory Prepayments due to Overadvances. If at any time the Revolving Credit Outstandings exceed the lesser of the Revolving Credit Commitment and the Borrowing Base, the Borrowers agree to repay, immediately upon notice from the Administrative Agent, and by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess, with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount not to exceed the aggregate L/C Obligations then outstanding (such cash collateral to be applied in accordance with Section 12.2(b)).
     (c) Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each date of prepayment of a Base Rate Loan or Swingline Loan and (ii) at least three (3) Business Days before each date of prepayment of a LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments, except for mandatory prepayments required under Section 2.4(b) or Section 2.4(d), shall be in an aggregate amount of $100,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $100,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     (d) Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of the Term Loan Facilities pursuant to Section 4.4(b), the amount of such excess
AMENDED AND RESTATED CREDIT AGREEMENT — Page 35

proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment.
     (e) Limitation on Prepayment of LIBOR Rate Loans. The Borrowers may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     (f) Hedge Agreements. No repayment or prepayment pursuant to this Section shall affect any Credit Party’s obligations under any Hedge Agreement.
     SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.
     (a) Voluntary Reduction. The Borrower Agent shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $500,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.
     (b) [Intentionally omitted.]
     (c) [Intentionally omitted.]
     (d) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the lesser of the Revolving Credit Commitment as so reduced and the Borrowing Base and, if the lesser of the Revolving Credit Commitment as so reduced and the Borrowing Base is less than the sum of the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, the Borrowers shall be required to prepay the aggregate outstanding Revolving Credit Loans and Swingline Loans and/or deposit cash collateral in a cash collateral account opened by the Administrative Agent to secure the outstanding L/C Obligations in an aggregate amount such that, after giving effect thereto, the sum of the aggregate outstanding Revolving Credit Loans and Swingline Loans and L/C Obligations which are not so cash collateralized does not exceed the lesser of the Revolving Credit Commitment as so reduced and the Borrowing Base. Such cash collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the L/C Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitment, as well as the L/C Commitment, shall terminate on the Revolving Credit Maturity Date.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 36

ARTICLE III
LETTER OF CREDIT FACILITY
     SECTION 3.1 L/C Commitment.
     (a) Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrowers on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the lesser of the Revolving Credit Commitment or the Borrowing Base. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000, (or such lesser amount as agreed to by the Issuing Lender), (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of Texas. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. The L/C Commitment shall automatically terminate concurrently with the termination of the Revolving Credit Commitment.
     (b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.3, the Issuing Lender shall not be obligated to issue any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Issuing Lender’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder, including by cash collateralizing such Defaulting Lender’s Revolving Credit Commitment Percentage of the liability with respect to such Letter of Credit. On demand by the Issuing Lender or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent and the Issuing Lender. Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s Revolving Credit Commitment Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 3.1.
     SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower Agent may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to
AMENDED AND RESTATED CREDIT AGREEMENT — Page 37

the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower Agent. The Issuing Lender shall promptly furnish to the Borrower Agent a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of such issuance and, upon request by any Revolving Credit Lender, furnish to such Lender a copy of such Revolving Credit Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
     SECTION 3.3 Commissions and Other Charges.
     (a) Letter of Credit Commissions. The Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the average undrawn amount of such Letter of Credit during the period with respect to which such commission is payable multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.
     (b) Issuance Fee. In addition to the foregoing commission, the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to 0.25% per annum of the average undrawn amount of such Letter of Credit during the period with respect to which such fee is payable. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.
     (c) Other Costs. In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary fees, costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
     SECTION 3.4 L/C Participations.
     (a) The Issuing Lender irrevocably agrees to grant, and hereby grants, to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated and for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender
AMENDED AND RESTATED CREDIT AGREEMENT — Page 38

that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender, upon demand at the Issuing Lender’s address for notices specified herein, an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
     SECTION 3.5 Reimbursement Obligation of the Borrowers. In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower Agent of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrower Agent shall immediately notify the Issuing Lender that the Borrowers intend to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower Agent shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of
AMENDED AND RESTATED CREDIT AGREEMENT — Page 39

Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
     SECTION 3.6 Obligations Absolute. The Borrowers’ obligations under this Article III (including, without limitation, the Reimbursement Obligations) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender or any L/C Participant to any Borrower. The responsibility of the Issuing Lender to any Credit Party in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
ARTICLE IV
TERM LOAN FACILITY
     SECTION 4.1 Term Loans.
     (a) Refinancing Term Loan. Subject to the terms and conditions of this Agreement, each Refinancing Term Loan Lender severally agrees to make the Refinancing Term Loan to the Borrowers on the Closing Date in a principal amount equal to such Lender’s Refinancing Term Loan Commitment as of the Closing Date.
     (b) Additional Term Loan. Subject to the terms and conditions of this Agreement, each Additional Term Loan Lender severally agrees to make the Additional Term Loan to the Borrowers on the Closing Date in a principal amount equal to such Lender’s Additional Term Loan Commitment as of the Closing Date.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 40

     SECTION 4.2 Procedure for Advance of Term Loans.
     (a) Refinancing Term Loan. The Borrowers, the Administration Agent and the Refinancing Term Loan Lenders agree that the Refinancing Term Loan Lenders shall make the Refinancing Term Loan as a Base Rate Loan on the Closing Date (provided that the Borrowers may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Refinancing Term Loan as a LIBOR Rate Loan if the Borrowers have delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement). Not later than 1:00 p.m. on the Closing Date, each Refinancing Term Loan Lender will make available to the Administrative Agent for the account of the Borrowers, at the Administrative Agent’s Office in immediately available funds, the amount of such Refinancing Term Loan to be made by such Refinancing Term Loan Lender on the Closing Date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the entirety of the proceeds of the Refinancing Term Loan (and a sufficient amount of the proceeds of the Revolving Credit Loans advanced on the Closing Date) in immediately available funds by wire transfer to the lenders under the Existing Credit Agreement for the purpose of paying in full the Existing Term Loan and all interest accrued thereon.
     (b) Additional Term Loans. The Borrowers, the Administration Agent and the Additional Term Loan Lenders agree that the Additional Term Loan Lenders shall make the Additional Term Loan as a Base Rate Loan on the Closing Date (provided that the Borrowers may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Additional Term Loan as a LIBOR Rate Loan if the Borrowers have delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement). Not later than 1:00 p.m. on the Closing Date, each Additional Term Loan Lender will make available to the Administrative Agent for the account of the Borrowers, at the Administrative Agent’s Office in immediately available funds, the amount of such Additional Term Loan to be made by such Additional Term Loan Lender on the Closing Date.
     SECTION 4.3 Repayment of Term Loans.
     (a) Refinancing Term Loan. The Borrowers shall repay the aggregate outstanding principal amount of the Refinancing Term Loan (i) in consecutive quarterly installments of $1,222,685.18 each on the last Business Day of each of March, June, September and December, commencing March 31, 2011, and (ii) in one final payment on the Scheduled Maturity Date in an amount equal to the then unpaid principal amount of the Refinancing Term Loan (except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof); provided, that if not sooner paid, the Refinancing Term Loan shall be paid in full, together with accrued interest thereon, on the Refinancing Term Loan Maturity Date.
     (b) Additional Term Loan. The Borrowers shall repay the aggregate outstanding principal amount of the Additional Term Loan (i) in consecutive quarterly installments of $500,000 each on the last Business Day of each of March, June, September and December, commencing March 31, 2011, and (ii) in one final payment on the Scheduled Maturity Date in an amount equal to the then unpaid principal amount of the Additional Term Loan (except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof); provided, that if not sooner paid, the Additional Term Loan shall be paid in full, together with accrued interest thereon, on the Additional Term Loan Maturity Date.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 41

     SECTION 4.4 Prepayments of Term Loans.
     (a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each optional prepayment of any Term Loan hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding principal installments of the applicable Term Loan as directed by the Borrower Agent. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Term Loan Lenders of each Notice of Prepayment.
     (b) Mandatory Prepayments.
     (i) [Intentionally omitted.]
     (ii) [Intentionally omitted.]
     (iii) [Intentionally omitted.]
     (iv) Insurance and Condemnation Events. The Borrowers shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by any Borrower or any of its Subsidiaries. Such prepayments shall be made within five (5) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Borrower or such Subsidiary; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder in connection with the aggregate Net Cash Proceeds from Insurance and Condemnation Events by any Borrower or any of its Subsidiaries which are reinvested in similar replacement assets or in capital expenditures for existing or new stores within three hundred sixty (360) days after receipt of such Net Cash Proceeds by such Borrower or such Subsidiary; provided, that any portion of the Net Cash Proceeds not actually reinvested within such three hundred sixty (360) day period shall be prepaid in accordance with this Section.
     (v) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iv) above, the Borrowers shall promptly deliver a Notice of Prepayment to the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows: (i) first, to reduce in inverse order of maturity the remaining scheduled principal installments of the Refinancing Term Loan, (ii) second, to reduce in inverse order of maturity the remaining scheduled principal installments of the Additional Term Loan, and (iii) third, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(d).
     (vi) No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed. Each prepayment shall be accompanied by any amount
AMENDED AND RESTATED CREDIT AGREEMENT — Page 42

required to be paid pursuant to Section 5.9. The Term Loans Commitments shall automatically terminate on the Closing Date upon the making of the Term Loans.
ARTICLE V
GENERAL LOAN PROVISIONS
     SECTION 5.1 Interest.
     (a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower Agent, (i) Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower Agent has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower Agent shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower Agent has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.
     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower Agent, by giving notice at the times described in Section 2.3 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six (6) months; provided that:
     (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
     (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
     (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
     (iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date, the Refinancing Term Loan Maturity Date or the Additional Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower Agent so as to permit the Borrowers to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and
     (v) there shall be no more than six (6) Interest Periods in effect at any time.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 43

     (c) Default Rate. Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower Agent shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
     (d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2011; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement contracted for, charged, received or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have contracted for, charged, received or collected interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender contract for, charge or receive, or contract to charge or receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law. In determining whether the interest contracted for, charged or received by the Administrative Agent or any Lender exceeds the highest rate permissible under Applicable Law, such Person may, to the maximum extent permitted by Applicable Law, (A) characterize any payment that is not principal as an expense, fee or premium rather than interest, (B) exclude voluntary prepayments and the effects thereof, and (C) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of the Obligations hereunder.
     SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount
AMENDED AND RESTATED CREDIT AGREEMENT — Page 44

equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Borrower Agent shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
     SECTION 5.3 Fees.
     (a) Commitment Fee. Commencing on the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders (other than any Defaulting Lender), a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to 0.25% on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2011 and ending on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
     (b) [Intentionally omitted.]
     (c) Other Fees. The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrowers shall pay to the applicable Lender(s) such fees as shall have been separately agreed upon (pursuant to the Fee Letter or otherwise) in writing in the amounts and at the times so specified.
     SECTION 5.4 Manner of Payment.
     (a) Sharing of Payments. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligations) payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds, and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment,
AMENDED AND RESTATED CREDIT AGREEMENT — Page 45

the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of its fees or expenses shall be made for the account of the Administrative Agent, and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
     (b) Defaulting Lenders. Notwithstanding Section 5.4(a), if any Defaulting Lender shall have failed to fund all or any portion of any Revolving Credit Loan (each such Revolving Credit Loan, an “Affected Loan”), each payment by the Borrowers hereunder shall be applied first to such Affected Loan and the principal amount and interest with respect to such payment shall be distributed (i) to each Revolving Credit Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans has been repaid in full and (ii) to the extent of any remaining amount of such payment, to each Revolving Credit Lender as set forth in Section 5.4(a). Each payment made by the Borrowers on account of the interest on any Affected Loans shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders. For the avoidance of doubt, if any Lender shall fail to make any payment required to be made by it under this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender in any manner necessary to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
     (c) Authorization regarding Certain Payments. The Borrowers authorize the Administrative Agent to charge any deposit account maintained by a Borrower with Wells Fargo (or any successor Administrative Agent), up to the amount available therein, in order to pay any principal (including unreimbursed amounts drawn under Letters of Credit), interest or fees then due by the Borrowers under this Agreement, any Note or the Fee Letter (but excluding costs and expenses or indemnification obligations payable under Section 14.3). The Borrowers acknowledge and agree that (i) the Administrative Agent shall not be obligated to effectuate any such charge referred to in this Section 5.4(c), (ii) if and to the extent that the Administrative Agent does effectuate any such charge, the same may cause an overdraft which may result in the depository bank’s refusal to honor other items drawn on such account until adequate deposits are made to such account, and (iii) if and to the extent that such a charge is not made, the Borrowers are nonetheless obligated to pay all such amounts when due in accordance with this Agreement, the Notes and/or the Fee Letter (as applicable).
     SECTION 5.5 Evidence of Indebtedness.
     (a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by
AMENDED AND RESTATED CREDIT AGREEMENT — Page 46

the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, a Swingline Note and/or a Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Swingline Loans and/or Term Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     (b) Participations. In addition to the accounts and records referred to in Section 5.5(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     SECTION 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them; provided that
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to any Credit Party (as to which the provisions of this Section shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 47

     SECTION 5.7 Obligations of Lenders.
     (a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower Agent shall not relieve such Lender or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
     SECTION 5.8 Changed Circumstances.
     (a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower Agent. Thereafter, until the Administrative Agent notifies the Borrower Agent that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR
AMENDED AND RESTATED CREDIT AGREEMENT — Page 48

Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrowers shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrowers shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.
     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower Agent and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower Agent that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrowers may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.
     SECTION 5.9 Indemnity. Each of the Borrowers hereby jointly and severally indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrowers to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the factual basis for, and calculations used in, determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower Agent through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 49

     SECTION 5.10 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
     (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Lender); or
     (iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
     and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the Borrowers shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Lender reasonably determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth in reasonable detail the factual basis for, and calculations used in, determining such amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding
AMENDED AND RESTATED CREDIT AGREEMENT — Page 50

company, as the case may be, as specified in Section 5.10(a) or 5.10(b) and delivered to the Borrower Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     SECTION 5.11 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.11(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
     (c) Indemnification by the Borrowers. Each of the Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Administrative Agent, any Lender or the Issuing Lender for any amount in respect of any such penalties, interest or reasonable expenses if written demand therefor was not made by the Administrative Agent, such Lender or the Issuing Lender within six (6) months from the date on which such party makes payment for such penalties, interest or expenses; provided further that the foregoing limitation shall not apply to any such penalties, interest or reasonable expenses arising out of the retroactive application of any such Indemnified Tax. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 51

     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Agent (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable a Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that a Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Agent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI or W-8IMY (including, as applicable, all duly completed copies of all W-8ECIs or W-8BENs required to be attached to such Internal Revenue Service Form W-8IMY),
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all
AMENDED AND RESTATED CREDIT AGREEMENT — Page 52

out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
     (g) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.
     SECTION 5.12 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires a Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender is a Defaulting Lender hereunder or becomes a Non-consenting Lender, then the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 14.10;
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section
AMENDED AND RESTATED CREDIT AGREEMENT — Page 53

     5.11, such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with Applicable Law.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply.
     SECTION 5.13 Guaranties and Security. Payment of the Obligations shall be guaranteed by the Guarantors pursuant to the Guaranty Agreement and shall be secured by assets of the Credit Parties as provided in the Security Documents and in Section 9.18.
     SECTION 5.14 The Borrower Agent. Each Borrower hereby designates Southwest (in such capacity, the “Borrower Agent”) as its representative and agent for all purposes under this Agreement and the other Loan Documents, including, without limitation, for purposes of requests for the making of Loans and the issuance of Letters of Credit, the designation of interest rate options and Interest Periods, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender. The Borrower Agent hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Borrower Agent on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice to or communication with a Borrower or any other Credit Party hereunder to the Borrower Agent on behalf of such Borrower or other Credit Party. Each of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under this Agreement and the other Loan Documents. Each Borrower and other Credit Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it.
ARTICLE VI
CONDITIONS OF CLOSING AND BORROWING
     SECTION 6.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions precedent:
     (a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (if requested by the Swingline Lender) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
     (b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
AMENDED AND RESTATED CREDIT AGREEMENT — Page 54

     (i) Officer’s Certificate. A certificate from a Responsible Officer of each of the Credit Parties to the effect that all representations and warranties of such Person contained in this Agreement and the other Loan Documents are true, correct and complete; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.
     (ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party and Alon USA Energy certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation, partnership agreement or other applicable governing document of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).
     (iii) Certificates of Existence and Good Standing. Certificates as of a recent date of the legal existence and good standing of each Credit Party and Alon USA Energy under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party or Alon USA Energy is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party or Alon USA Energy has filed required tax returns and owes no delinquent taxes.
     (iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties and Alon USA Energy addressed to the Administrative Agent and the Lenders with respect to the Credit Parties and Alon USA Energy, the Loan Documents and such other matters as the Lenders shall request.
     (v) Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 5.11(e).
     (c) Personal Property Collateral.
     (i) Filings and Recordings. The Administrative Agent shall have received (pursuant to the Existing Credit Agreement or otherwise) all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the personal property Collateral and all proceeds thereof and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.
     (ii) Pledged Collateral. The Administrative Agent shall have received (pursuant to the Existing Credit Agreement or otherwise) (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security
AMENDED AND RESTATED CREDIT AGREEMENT — Page 55

Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents, together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.
          (iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).
          (iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard and liability insurance (naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested in writing by the Administrative Agent, copies (certified by a Responsible Officer of the Borrowers) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
(d) [Intentionally omitted.]
(e) Consents; Defaults.
          (i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
          (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(f) Financial Matters.
          (i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Parent and its Subsidiaries as of
AMENDED AND RESTATED CREDIT AGREEMENT — Page 56

December 31, 2009, and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheet of the Parent and its Subsidiaries as of September 30, 2010, and related unaudited interim statements of income and retained earnings.
          (ii) [Intentionally omitted.]
          (iii) [Intentionally omitted.]
          (iv) [Intentionally omitted.]
          (v) [Intentionally omitted.]
     (vi) Payment at Closing. The Borrowers shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus (unless not required by the Administrative Agent) such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
     (g) [Intentionally omitted.]
     (h) Miscellaneous.
     (i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower Agent in accordance with Section 2.3(a) and Section 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
     (ii) [Intentionally omitted.]
     (iii) Existing Indebtedness. The Existing Term Loan (including all interest accrued thereon) and all fees and expenses payable by Southwest under the Existing Credit Agreement shall be paid in full concurrently with the initial Extensions of Credit made on the Closing Date.
     (iv) Borrowing Base Certificate. The Administrative Agent shall have received a duly executed Borrowing Base Certificate dated as of the Closing Date which evidences that, after giving effect to the initial Extensions of Credit on the Closing Date, the Revolving Credit Outstandings will not exceed the lesser of the Revolving Credit Commitment or the Borrowing Base.
     (v) Patriot Act. Alon USA Energy and the Parent and each of its Subsidiaries shall have provided to the Administrative Agent and the Lenders the documentation and
AMENDED AND RESTATED CREDIT AGREEMENT — Page 57

     other information requested by the Administrative Agent in order to comply with requirements of the Act.
     (vi) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
     SECTION 6.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or the obligation of the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty expressly made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date; provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on and as of such respective dates.
     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
     (c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower Agent in accordance with Section 2.3(a), Section 4.2 or Section 5.2, as applicable.
     (d) No Material Adverse Effect. No event shall have occurred or circumstance shall exist that (either alone or in combination with other events or circumstances) has had, or could reasonably be expected to have, a Material Adverse Effect.
     (e) Additional Documents. The Administrative Agent shall have received each additional document, instrument or other item reasonably requested by it.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
     To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each of the Credit Parties hereby jointly and severally represents and warrants to the Administrative Agent and the Lenders, both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and on and as of each borrowing, issuance or extension date as set forth in Section 6.2(a), that:
AMENDED AND RESTATED CREDIT AGREEMENT — Page 58

     SECTION 7.1 Organization; Powers. Each of the Credit Parties and their respective Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its Property and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where because of the nature of its activities or properties such qualification is required. The jurisdictions in which each of the Credit Parties and their respective Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1.
     SECTION 7.2 Authorization; Enforceability. The Transactions are within the powers of each of the Credit Parties and their respective Subsidiaries, and have been duly authorized by all necessary action. This Agreement and the other Loan Documents to which any Credit Party is a party have been duly executed and delivered by such Person and constitutes a legal, valid and binding obligation of such Person, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 7.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by each of the Credit Parties and their respective Subsidiaries of the Loan Documents to which it is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any of their respective Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument (including any Material Contract) binding upon any of the Credit Parties or their respective Subsidiaries, or their respective assets, or give rise to a right thereunder to require any payment to be made by any of the Credit Parties or their respective Subsidiaries, except where such violation or default could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any of the Credit Parties or their respective Subsidiaries, other than Liens created or imposed by the Loan Documents.
     SECTION 7.4 Financial Condition; No Material Adverse Change.
     (a) The Borrowers have heretofore furnished (or are, on or before the Closing Date, furnishing) to the Administrative Agent the financial statements referred to in clause (i) of Section 6.1(f). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries (including the Borrowers and their Subsidiaries) as of such dates and for such periods in accordance with GAAP, subject (in the case of the unaudited financial statements) to the absence of footnotes.
     (b) Since December 31, 2009, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of any Borrower or of the Credit Parties taken as a whole.
     (c) Except as disclosed in the financial statements referred to above or the notes thereto and except for matters disclosed on Schedule 7.12 hereto, after giving effect to the Transactions, neither any of the Credit Parties nor any their respective Subsidiaries has, as of the
AMENDED AND RESTATED CREDIT AGREEMENT — Page 59

Closing Date, any material contingent liabilities, unusual long term commitments or unrealized losses.
     SECTION 7.5 Properties.
     (a) As of the Closing Date, the real property listed on Schedule 7.5 constitutes all of the real property that is owned or leased by each of the Credit Parties and their respective Subsidiaries. Each such Person has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and none of the properties, assets or leasehold interests of any of the Credit Parties or their respective Subsidiaries is subject to any Lien, except as permitted by Section 11.2.
     (b) Each of the Credit Parties and their respective Subsidiaries owns, or is licensed to use, all franchises, licenses, trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by each of the Credit Parties and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither any Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, in each case except as could not reasonably be expected to have a Material Adverse Effect.
     SECTION 7.6 Litigation and Environmental Matters.
     (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened against or affecting any of the Credit Parties or their respective Subsidiaries or properties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any of the other Loan Documents or the Transactions. As of the Closing Date, all actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened and involving an amount in controversy equal to or greater than the Threshold Amount are disclosed on Schedule 7.6.
     (b) Except for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any of the Credit Parties nor their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Claim, (iii) has received notice of any claim with respect to any Environmental Claim or (iv) knows of any basis for any Environmental Claim.
     (c) Since the date of this Agreement, there has been no change in the status of the “Disclosed Matters” (as such term is defined in the Existing Credit Agreement) that, individually or in the aggregate, has resulted in a Material Adverse Effect.
     SECTION 7.7 Compliance with Laws and Agreements. Each of the Credit Parties and their respective Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments (including Material Contracts) binding upon it or its property, except where the failure
AMENDED AND RESTATED CREDIT AGREEMENT — Page 60

to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 7.8 Investment and Holding Company Status. Neither any of the Credit Parties nor their respective Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
     SECTION 7.9 Taxes. Each of the Credit Parties and their respective Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Such returns accurately reflect in all material respects all liability for taxes of each of the Credit Parties and their respective Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of any Credit Party, other investigation by any Governmental Authority of the tax liability of any of the Credit Parties or their Subsidiaries, in each case that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against any of the Credit Parties or their respective Subsidiaries with respect to unpaid taxes which has not been discharged or resolved (other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (ii) Permitted Liens).
     SECTION 7.10 ERISA. As of the Closing Date, neither any Credit Party nor any of its Subsidiaries maintains or contributes to, or has any obligation under, any Employee Benefit Plan and no ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plan or Multiemployer Plan, in each other than those identified on Schedule 7.10. No Termination Event has occurred or is expected to occur that, when taken together with all other such Termination Event for which liability is expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 7.11 Disclosure. The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate, limited liability company or other restrictions to which any of the Credit Parties or their respective Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 7.12 Indebtedness. The Credit Parties and their respective Subsidiaries have no Indebtedness, except as disclosed on Schedule 7.12 or otherwise permitted by Section 11.1.
     SECTION 7.13 Subsidiaries. Neither Borrower has any Subsidiaries other than those listed on Schedule 7.13 hereto, and Schedule 7.13 sets forth the jurisdiction of organization of
AMENDED AND RESTATED CREDIT AGREEMENT — Page 61

each Subsidiary and each Credit Party’s ownership of the outstanding Capital Stock of each Subsidiary. All of the outstanding Capital Stock of each Subsidiary has been validly issued, is fully paid and is nonassessable. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.13. The Borrowers shall, from time to time as necessary, deliver to the Administrative Agent an updated Schedule 7.13 to this Agreement, together with a certificate of an authorized officer of the Borrowers certifying that the information set forth in such schedule is true, correct and complete as of such date. Any new Subsidiary (other than Foreign Subsidiaries which are not required to become Subsidiary Guarantors) must immediately become a Subsidiary Guarantor and a party to the Subsidiary Guaranty Agreement as required by Section 9.9.
     SECTION 7.14 Inventory. All inventory of each of the Credit Parties and their respective Subsidiaries has been and will hereafter be produced in compliance with all Applicable Laws, rules, regulations and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201-219), and the regulations promulgated thereunder, except any noncompliance that does not have a Material Adverse Effect.
     SECTION 7.15 Patents, Trademarks and Copyrights. Schedule 7.15 sets forth a true, accurate and complete listing, as of the date hereof, of all registered patents, trademarks and copyrights, and applications therefor, of any of the Credit Parties or their respective Subsidiaries. Except as created or permitted under the Loan Documents, no Lien exists with respect to the interests of any of the Credit Parties or their respective Subsidiaries in any such patents, trademarks, copyrights or applications, and neither any of the Credit Parties nor their respective Subsidiaries has transferred or subordinated any interest it may have in such patents, trademarks, copyrights and applications, except for licenses permitted by Section 11.9(b). The Borrowers shall, from time to time as necessary, deliver to the Administrative Agent an updated Schedule 7.15 to this Agreement, together with a certificate of an authorized officer of the Borrowers certifying that the information set forth on such schedule is true, correct and complete as of such date. Upon the request of the Administrative Agent at any time, the Borrowers shall execute and deliver and cause to be executed and delivered assignments of all registered patents, trademarks, copyrights and applications therefor included in the Collateral, in favor of the Administrative Agent for the benefit of the Secured Parties, which assignments shall be in form and substance satisfactory to the Administrative Agent and in proper form (a) for recording in the U.S. Patent and Trademark Office to properly reflect the Administrative Agent’s security interest in all U.S. patents, trademarks and applications therefor included in the Collateral and (b) for recording with the U.S. Library of Congress to properly reflect the Administrative Agent’s security interest in all U.S. copyrights and applications therefor included in the Collateral.
     SECTION 7.16 Margin Securities. Neither any of the Credit Parties nor their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Loan will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
     SECTION 7.17 Labor Matters. Except for any of the following that would not have a Material Adverse Effect, (a) there are no actual or threatened strikes, labor disputes, slow downs, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at any of
AMENDED AND RESTATED CREDIT AGREEMENT — Page 62

the Credit Parties’ or their respective Subsidiaries’ locations, (b) hours worked by and payment made to the employees of any of the Credit Parties or their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Laws, rules and regulations pertaining to labor matters, (c) all payments due from any of the Credit Parties or their respective Subsidiaries for employee health and welfare insurance, including, without limitation, workers’ compensation insurance, have been paid or accrued as a liability on its books, and (d) the business activities and operations of each of the Credit Parties and their respective Subsidiaries are in compliance with the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq. and other applicable health and safety laws, rules and regulations.
     SECTION 7.18 Solvency. Each of the Credit Parties and their respective Subsidiaries is, and after giving effect to the Transactions and the requested Loans and application of proceeds thereof will be, Solvent.
     SECTION 7.19 Permits, Licenses, Etc. Each of the Credit Parties and their respective Subsidiaries possesses all permits, licenses, patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights which are required to conduct their respective businesses, except to the extent that failure to do so does not result in or could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 7.20 Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents (a) rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and at least equal in priority to all senior secured or unsecured Indebtedness of each such Person and (b) is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness.
     SECTION 7.21 OFAC. Neither Alon USA Energy, the Parent or any of its Subsidiaries nor any Affiliate of any such Persons: (a) is a Sanctioned Person, (b) has more than ten percent (10%) of its assets in Sanctioned Entities, or (c) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. None of the proceeds of any Loan will be used, and none of such proceeds have been used, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
ARTICLE VIII
FINANCIAL INFORMATION AND NOTICES
     Until all the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Credit Parties will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and, with respect to Section 8.5 hereof only, to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
     SECTION 8.1 Financial Statements and Projections.
     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2011, an unaudited Consolidated and consolidating
AMENDED AND RESTATED CREDIT AGREEMENT — Page 63

balance sheet of the Parent and its Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Parent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Parent to present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Parent and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnotes.
     (b) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2010), an audited Consolidated and consolidating balance sheet of (i) prior to the occurrence of an IPO, Alon USA Energy and its Subsidiaries, and (ii) on and after the occurrence of an IPO, the Parent and its Subsidiaries, in each case as of the close of such Fiscal Year and audited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, shall be accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by Alon USA Energy or any of its Subsidiaries or the Parent or any of its Subsidiaries (as applicable) or with respect to accounting principles followed by the Parent or any of its Subsidiaries not in accordance with GAAP.
     (c) Annual Business Plan and Financial Projections. Upon the request of the Administrative Agent and within forty-five (45) days after such request (but no more often than once during any Fiscal Year), a business plan of the Borrowers and their Subsidiaries for the ensuing four (4) Fiscal Quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet.
     SECTION 8.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Section 8.1(a) or Section 8.1(b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.
     SECTION 8.3 [Intentionally omitted.]
     SECTION 8.4 Other Reports.
     (a) Company Reports. Promptly upon receipt thereof, copies of all reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors or other applicable governing body by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;
AMENDED AND RESTATED CREDIT AGREEMENT — Page 64

     (b) Regulatory Reports. Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the Act), as from time to time reasonably requested by the Administrative Agent or any Lender;
     (c) General Information. Such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request; and
     (d) Borrowing Base Certificates; Determination of the Borrowing Base. On or before the 30th day after the end of each calendar month, the Borrower Agent shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver to the Lenders), for and on behalf of the Borrowers, a Borrowing Base Certificate prepared as of the last day of the month then most recently ended which certifies as to the calculation of the Borrowing Base as of such date; provided, however, that, if a Default has occurred and is continuing, upon the request of the Administrative Agent, the Borrower Agent shall deliver a Borrowing Base Certificate to the Administrative Agent on a more frequent basis but no more often than weekly (which Borrowing Base Certificate shall certify as to the calculation of the Borrowing Base as of the applicable date than most recently ended as specified by the Administrative Agent). Each Borrowing Base Certificate shall separately set forth the applicable Eligible Accounts, Eligible Inventory and other components of the Borrowing Base. Each determination of the Borrowing Base shall be made by the Administrative Agent in good faith based upon the applicable Borrowing Base Certificate and/or such other relevant information as the Administrative Agent shall deem necessary or appropriate.
     SECTION 8.5 Notices of Material Events. Prompt written notice of the following:
(a)	the occurrence or existence of any Default or Event of Default;

(b)	the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Subsidiary or Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)	(i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Credit Party obtaining knowledge or having reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(d)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth the details of the event, circumstance or development requiring such notice and any action taken or proposed to be taken with respect thereto.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 65

     SECTION 8.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.27.
ARTICLE IX
AFFIRMATIVE COVENANTS
     Until all of the Obligations (other than (a) contingent, indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:
     SECTION 9.1 Existence; Conduct of Business. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 11.3.
     SECTION 9.2 Payment of Obligations. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect or become a Lien on any of its property, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Credit Party or its respective Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 9.3 Maintenance of Properties. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, keep, maintain and preserve all property (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     SECTION 9.4 Books and Records; Inspection Rights.
     (a) Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Credit Parties will, and will cause each of their Subsidiaries to, permit any representatives designated by the Administrative Agent to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such times and as often as requested; provided, however, that such visits will be conducted no more than three (3) times in any Fiscal Year unless a Default or Event of Default occurs.
     (b) Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of its and its respective Subsidiaries’ assets, all at such times and as often as requested; provided, however, that such evaluations and appraisals shall not be requested more than
AMENDED AND RESTATED CREDIT AGREEMENT — Page 66

three (3) times per Fiscal Year unless a Default or Event of Default occurs. The Borrowers shall pay the fees and expenses of any representatives retained by the Administrative Agent to conduct any such evaluation or appraisal.
     SECTION 9.5 Insurance. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations or other entities engaged in similar businesses and owning similar properties in the same general areas in which the Credit Parties and their respective Subsidiaries operate, provided that in any event each of the Credit Parties will maintain, and will cause each of their respective Subsidiaries to maintain, workers’ compensation insurance or voluntary benefits and excess employers liability plans, property insurance, comprehensive general liability insurance, and products liability insurance satisfactory to the Administrative Agent. Each property insurance policy covering Collateral shall name the Administrative Agent as loss payee and each liability insurance policy shall name the Administrative Agent as additional insured, in each case for the benefit of the Secured Parties and shall provide that such policy will not be canceled or reduced without thirty (30) days’ prior written notice to the Administrative Agent.
     SECTION 9.6 Compliance with Laws. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, and with respect to ERISA will cause each of its ERISA Affiliates to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 9.7 Use of Proceeds. The Borrowers shall use the proceeds of the Extensions of Credit (a) to pay in full all indebtedness outstanding under the Existing Credit Agreement (as required by Section 6.1(h)(iii)), (b) to finance the acquisition of Capital Assets of the Borrowers and their Subsidiaries, and (c) for working capital and general corporate purposes of the Borrowers and their Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions and this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.
     SECTION 9.8 Compliance with Agreements. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, comply in all material respects with all agreements, contracts and instruments (including Material Contracts) binding on it or affecting its properties or business.
     SECTION 9.9 Additional Subsidiaries and Real Property.
     (a) Additional Domestic Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date, the Borrower Agent will notify the Administrative Agent and the Lenders thereof and (a) the Borrowers will cause such Subsidiary (except any Foreign Subsidiary) to become a Subsidiary Guarantor within three Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent or the Required Lenders shall request, (b) if any Capital Stock in or Indebtedness of such Subsidiary is owned by or on behalf of any Borrower or any Guarantor, the Borrowers will cause such Capital Stock and any promissory notes evidencing such Indebtedness to be pledged (as security for the Obligations) to the Administrative Agent and the Lenders within three Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of common stock of such Subsidiary to be pledged may be limited to 65% of the outstanding shares of Capital Stock of such
AMENDED AND RESTATED CREDIT AGREEMENT — Page 67

Subsidiary), and (c) the Borrowers and each Subsidiary Guarantor will execute and deliver a Contribution and Indemnification Agreement in substantially the form attached hereto as Exhibit M.
     (b) Real Property Collateral. The Borrowers will notify the Administrative Agent, within ten (10) days after the acquisition of any owned real property by any Borrower or any of its Subsidiaries that is not subject to the existing Security Documents, and, within one hundred twenty (120) days following a request by the Administrative Agent, deliver such Mortgages, title insurance policies, environmental reports as are then in existence and other documents reasonably requested by the Administrative Agent (consistent with the requirements of Section 9.12) in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent.
     (c) Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.9(a) until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 9.9(a) within ten (10) Business Days of the consummation of such Permitted Acquisition).
     (d) Notwithstanding the foregoing, the provisions of this Section 9.9 shall not apply to assets as to which the Administrative Agent and the Borrower Agent shall reasonably determine that the costs and burdens of obtaining a security interest therein or a lien thereon or perfection thereof outweigh the value of the security afforded thereby.
     SECTION 9.10 Environmental Matters. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to (a) comply in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Environmental Laws and (b) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of any Credit Party or any Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
     SECTION 9.11 Further Assurances. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, execute and deliver such further agreements, documents and instruments and take such further action as may be requested by the Administrative Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve and perfect the Liens of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, in the Collateral.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 68

     SECTION 9.12 Collateral.
     (a) Personal Property Collateral. Subject to the proviso below, each of the Credit Parties will, and will cause each of their respective Subsidiaries to, pursuant to the Security Documents, grant to the Administrative Agent, for the benefit of the Lenders and the other Secured Parties and to secure the payment and performance of the Obligations, a perfected, first priority security interest in all of its personal property (except to the extent that the Administrative Agent and the Borrower Agent shall reasonably determine that the costs and burdens of obtaining a security interest therein outweigh the value of the security afforded thereby); provided, however, that the Credit Parties shall be obligated to pledge the Capital Stock of a Foreign Subsidiary only to the extent required pursuant to Section 9.9(b).
     (b) Real Property Collateral. On or before one hundred twenty (120) days after the Closing Date (or, if so requested by the Administrative Agent or any Lender, within sixty (60) days after the Closing Date), each of the Borrowers and their Subsidiaries will grant to the Administrative Agent, as security for the payment of the Obligations, a Lien on each parcel of real property owned in fee by such Borrower or such Subsidiary pursuant to a Mortgage. In addition, and in connection with the execution and delivery of such Mortgages, each such Borrower or such Subsidiary will (on or before one-hundred twenty (120) days after the Closing Date) deliver (or cause to be delivered) the following to the Administrative Agent:
     (i) Title Insurance. Unless the requirement therefor is waived by the Administrative Agent, a marked-up commitment for a policy of title insurance, insuring the Administrative Agent’s first priority Liens and showing no Liens prior to the Administrative Agent’s Liens other than for ad valorem taxes not yet due and payable, with title insurance companies acceptable to the Administrative Agent on each property subject to a Mortgage with the final title insurance policy being delivered within thirty (30) days thereafter, and any customary affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the Administrative Agent;
     (ii) Title Exceptions. Copies of all recorded documents creating exceptions to each title policy referred to in clause (a) above;
     (iii) Matters Relating to Flood Hazard Properties. A certification form of a certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property subject to a Mortgage;
     (iv) [Intentionally omitted];
     (v) Environmental Assessments. If and to the extent then presently existing or available, a Phase I environmental assessment or other environmental report regarding each property subject to a Mortgage; and
     (vi) Other Real Property Information. Such other certificates, documents and information as are reasonably requested by the Administrative Agent, including, without limitation, legal opinions with respect to the Mortgages and, if and to the extent requested by the Administrative Agent and reasonably available, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance reasonably satisfactory to the Administrative Agent.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 69

Notwithstanding any of the foregoing deadlines referred to in this Section 9.12(b), any such deadline may be extended by the Administrative Agent in its discretion if and to the extent such an extension is deemed necessary or appropriate by the Administrative Agent.
     SECTION 9.13 Non-Consolidation. Each of Credit Parties will, and will cause each of their respective Subsidiaries to, maintain (a) entity records and books of account separate from those of any other entity which is an Affiliate of such entity, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (except pursuant to cash management systems reasonably acceptable to the Administrative Agent) and (c) provide that its board of directors (or equivalent governing body) will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities (except to the extent that joint meetings are held generally consistent with the practices of the Borrowers and their Subsidiaries as in effect on the Closing Date).
ARTICLE X
FINANCIAL COVENANTS
     Until all of the Obligations (other than (a) contingent, indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Commitments terminated, the Borrowers and their Subsidiaries on a Consolidated basis will not:
     SECTION 10.1 Consolidated Total Leverage Ratio. As of any Fiscal Quarter ending during the periods specified below, permit the Consolidated Total Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Closing Date through March 30, 2013	5.00 to 1.00
March 31, 2013 and thereafter	4.75 to 1.00
     SECTION 10.2 Fixed Charge Coverage Ratio. As of any Fiscal Quarter, permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.
ARTICLE XI
NEGATIVE COVENANTS
     Until all of the Obligations (other than (a) contingent, indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.
     SECTION 11.1 Indebtedness. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, including without limitation Subordinated Debt, except:
     (a) Indebtedness created hereunder;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 7.12, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date;
AMENDED AND RESTATED CREDIT AGREEMENT — Page 70

     (c) Indebtedness of any Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to any Borrower, and Subordinated Indebtedness of any Borrower or any Subsidiary Guarantor to the Parent or Alon USA Energy;
     (d) Guaranty Obligations of any Borrower of Indebtedness (other than the Guaranty Obligations under the Guaranty Agreements in favor of the Administrative Agent) of any Guarantor which when combined do not exceed $250,000 in the aggregate;
     (e) Guaranty Obligations in favor of the Administrative Agent;
     (f) Indebtedness incurred in the ordinary course of business in connection with Capital Leases (including those set forth in Schedule 7.12), provided that no Default exists or results therefrom;
     (g) purchase money Indebtedness of the Credit Parties and their respective Subsidiaries (including Indebtedness set forth in Schedule 7.12) representing the purchase price of Capital Expenditures, that is secured (if at all) only by the asset purchased, provided that no Default exists or results therefrom;
     (h) Indebtedness of the Credit Parties and their respective Subsidiaries incurred to finance Permitted Acquisitions which is not secured by a Lien on the Collateral, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date;
     (i) Hedging Agreements permitted by Section 11.5;
     (j) Indebtedness from judgments that otherwise do not constitute a Default or an Event of Default; and
     (k) Indebtedness other than those listed in clauses (a) through (j) above in the aggregate amount not to exceed $2,000,000 at any time outstanding.
     Without in any way limiting the foregoing, no Subordinated Indebtedness, other than the Subordinated Indebtedness referred to in clause (b) or clause (c) of this Section 11.1 above, shall be permitted unless and until the Required Lenders shall have consented to such Subordinated Debt and approved all documents and terms related thereto, which consent and approval may be granted or withheld in the sole and absolute discretion of the Required Lenders.
     SECTION 11.2 Liens. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (including without limitation Capital Stock in any of their Subsidiaries) now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 9.2, provided that such Lien shall not secure any Indebtedness for borrowed money;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 9.2, provided that such Lien shall not secure any Indebtedness for borrowed money;
AMENDED AND RESTATED CREDIT AGREEMENT — Page 71

     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, provided that such Lien shall not secure any Indebtedness for borrowed money;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, provided that such Lien shall not secure any Indebtedness for borrowed money;
     (e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (m) of Section 12.1, provided that such Lien shall not secure any Indebtedness for borrowed money;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any of the Credit Parties or their respective Subsidiaries, provided that such Lien shall not secure any Indebtedness;
     (g) any Lien that is set forth on Schedule 11.2 and exists as of the date hereof on any property or asset of any Credit Party or its respective Subsidiaries; provided that (i) such Lien shall not attach to any other property or asset of any Credit Party or any of its respective Subsidiaries and (ii) such Lien shall secure only the Indebtedness or other obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or result in an earlier maturity date;
     (h) Liens securing Indebtedness permitted by clauses (f) and (g) of Section 11.1;
     (i) Liens securing Indebtedness permitted by clause (h) of Section 11.1 to the extent such Liens do not cover any of the Collateral; and
     (j) Liens created under the Loan Documents.
     SECTION 11.3 Fundamental Changes.
     (a) Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary of a Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary that is not a Guarantor may merge into any wholly-owned Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary, (iii) any Subsidiary Guarantor may be dissolved, liquidated or merged into another Subsidiary, so long as such dissolution, liquidation or merger results in all assets of such Subsidiary Guarantor being owned by a Borrower or another Subsidiary Guarantor, and (iv) any Subsidiary that is not a Guarantor may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not disadvantageous to the Lenders and so long as such liquidation or dissolution results in all assets of such Subsidiary being owned by a Borrower or a wholly-owned Subsidiary.
     (b) Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, engage in any business other than businesses of the type conducted by such Credit
AMENDED AND RESTATED CREDIT AGREEMENT — Page 72

Party or such Subsidiary on the date of execution of this Agreement and businesses reasonably related thereto.
     (c) Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, change their Fiscal Year.
     SECTION 11.4 Investments, Loans, Advances, Guarantees and Acquisitions. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or any assets of any other Person constituting a business unit or division, except:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing not more than one year from the date of acquisition thereof;
     (b) investments in certificates of deposit, banker’s acceptances and time deposits maturing not more than 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market and other deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a tier 1 capital ratio of not less than 6%, and, with respect to such certificates of deposit, banker’s acceptances and time deposits issued by any particular commercial bank, in an amount not exceeding 10% of such commercial bank’s unimpaired capital;
     (c) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;
     (d) acquisitions of convenience stores consistent with existing operations;
     (e) Investments other than those listed in clauses (a) through (d) above in the aggregate amount of $1,000,000 per Fiscal Year;
     (f) Capital Stock existing on the date hereof in its Subsidiaries;
     (g) Capital Stock in Subsidiaries formed after the Closing Date provided that each such Subsidiary becomes a Subsidiary Guarantor and otherwise complies with the requirements of Section 9.9;
     (h) loans or advances made by a Borrower to any Subsidiary Guarantor and made by any Subsidiary Guarantor to a Borrower or any other Subsidiary Guarantor;
     (i) accounts receivable for sales of inventory and other products and services provided by the Credit Parties and their respective Subsidiaries to their respective customers in the ordinary course of their businesses;
     (j) Permitted Acquisitions;
AMENDED AND RESTATED CREDIT AGREEMENT — Page 73

     (k) Capital Expenditures; and
     (l) Guaranty Obligations constituting Indebtedness permitted by Section 11.1.
     SECTION 11.5 Hedging Agreements. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, enter into any Hedge Agreement; provided, however, that the Credit Parties and their respective Subsidiaries shall be permitted to enter into Hedge Agreements in the ordinary course of business with the Administrative Agent or a third party acceptable to the Administrative Agent to (a) hedge interest rate risk on the Loans, or (b) hedge up to $500,000 in the aggregate of any other type of risk.
     SECTION 11.6 Restricted Payments; Certain Payments of Indebtedness.
     (a) Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except (i) a Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional Capital Stock in such Borrower, (ii) a Borrower may declare and pay dividends as permitted by Applicable Law to the Parent if, but only if, no Default exists or results therefrom, and (iii) Subsidiaries of a Borrower may declare and pay dividends to such Borrower or any Subsidiary Guarantor.
     (b) Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
          (i) payment of Indebtedness created under the Loan Documents;
          (ii) refinancings of Indebtedness to the extent permitted by Section 11.1;
          (iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, provided that such sale or transfer is otherwise permitted by this Agreement;
          (iv) payment or prepayment of Capital Lease obligations, so long as no Default is existing or would result therefrom; and
          (v) payment when due of obligations under Hedge Agreements.
     SECTION 11.7 Transactions with Affiliates. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except as permitted in this Agreement and except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrowers and the Subsidiary Guarantors not involving any other Affiliate, and (c) any Restricted Payment permitted by Section 11.6.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 74

     SECTION 11.8 Restrictive Agreements. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any of their respective Subsidiaries to pay dividends or other distributions with respect to any Capital Stock in such Subsidiary or to make or repay loans or advances to a Borrower or any of its Subsidiaries or to guarantee Indebtedness of the Borrowers or any of their respective Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 11.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     SECTION 11.9 Disposition of Assets. Except as otherwise permitted in Section 11.3, each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to sell, lease, assign, transfer or otherwise dispose of any of their respective assets (including without limitation Capital Stock in any of the Subsidiaries or any of the voting rights of any such Capital Stock); provided, however, that the following dispositions shall be permitted so long as the Borrowers and their respective Subsidiaries, as applicable, receive full, fair and reasonable consideration at the time of such disposition at least equal to the fair market value of such asset being disposed:
     (a) dispositions of inventory in the ordinary course of business of the Borrowers and their respective Subsidiaries;
     (b) non-exclusive licenses of intellectual property and leases and licenses of other property by the Borrowers and their respective Subsidiaries to their respective customers in connection with providing products and services to such customers in the ordinary course of business of the Borrowers and their respective Subsidiaries.
     (c) sales, transfers and other dispositions to the Borrowers or any of their respective wholly-owned Subsidiaries that are Subsidiary Guarantors;
     (d) disposition of assets that are worn out, obsolete or no longer used or useful in the conduct of the business of the Borrowers and their respective Subsidiaries in the Borrowers’ reasonable business judgment;
     (e) disposition of up to six convenience stores during any Fiscal Year, the proceeds of which are applied to the Obligations;
     (f) disposition of up to ten convenience stores during any Fiscal Year, which are replaced by convenience stores of similar value within six (6) months after the disposition of such stores;
AMENDED AND RESTATED CREDIT AGREEMENT — Page 75

     (g) disposition of any convenience stores during any Fiscal Year which are not owned by any entity which is a party to the Security Agreement, which are not subject to a Lien created under the Loan Documents or which are subject to a Lien permitted under Section 11.2(g) and (h);
     (h) other asset dispositions which do not exceed $1,000,000 in the aggregate during the term of this Agreement; and
     (i) disposition of any of the convenience stores listed on Schedule 11.9, the proceeds of which must be applied by the Borrowers to the Obligations.
     SECTION 11.10 Sale and Leaseback. Each of the Credit Parties will not enter into, and will not permit any of their respective Subsidiaries to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person; provided that the Borrowers and their respective Subsidiaries will be permitted to enter into such arrangements involving sales of personal property not to exceed $500,000 in the aggregate during the term of this Agreement in connection with Capital Lease obligations permitted by Section 11.1(f).
     SECTION 11.11 Accounting. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, change its Fiscal Year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Administrative Agent, or (b) in tax reporting treatment, except as required by law and disclosed to the Administrative Agent.
     SECTION 11.12 Amendment of Material Documents. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, amend, modify or waive any of its rights or obligations under its certificate of incorporation, by-laws, other organizational documents unless such amendment, modification or waiver could not adversely affect the Administrative Agent or any Lender in any way, or amend, modify or waive any documents evidencing or relating to any Indebtedness of any of the Credit Parties or any of their respective Subsidiaries, unless such amendment, modification or waiver would not create a Material Adverse Effect. At any time any Subordinated Debt exists, each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, amend, modify, or waive any of its rights or obligations under or any terms or provisions of any Subordinated Debt or any document evidencing, governing or otherwise relating to any Subordinated Debt.
     SECTION 11.13 Preferred Equity Interests. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, issue any preferred stock or other preferred Capital Stock.
     SECTION 11.14 Synthetic Leases. Each of the Credit Parties will not, and will not permit any of their respective Subsidiaries to, enter into, or be a party to, or make any payment under, any Synthetic Lease.
ARTICLE XII
DEFAULT AND REMEDIES
     SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event or circumstance and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
AMENDED AND RESTATED CREDIT AGREEMENT — Page 76

     (a) Default in Payment of Principal and Interest of Loans and Reimbursement Obligations. Any Borrower shall default in any payment of principal of or interest on any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue for a period of three (3) days.
     (b) Other Payment Default. Any Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of any other Obligation (not addressed in clause (a) above), and such default shall continue for a period of three (3) Business Days.
     (c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any respect when made or deemed made, or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any material respect when made or deemed made.
     (d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2 or 8.5(a) or Articles X or XI.
     (e) Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of ten (10) days.
     (f) Indebtedness Cross-Default. (i) Any Credit Party or any Subsidiary thereof shall (A) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (B) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or (ii) any other event shall occur or condition exist (other than as a result of a voluntary sale or transfer of property or assets securing such Indebtedness, which sale or transfer is permitted by this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness referred to in clause (i) preceding (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness referred to in clause (i) preceding to become due prior to its stated maturity (any applicable grace period having expired).
     (g) Other Cross-Defaults. Any Credit Party or any Subsidiary thereof shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract in an instance where the amount in controversy is more than the Threshold Amount and all applicable grace, notice or other cure periods thereunder shall have expired unless, but only as long as, the existence of any such default is being contested by such Credit Party or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof
AMENDED AND RESTATED CREDIT AGREEMENT — Page 77

have been established on the books of such Credit Party or Subsidiary to the extent required by GAAP.
     (h) Change in Control. Any Change in Control shall occur.
     (i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, receivership, reorganization, winding up or composition or adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate or other entity action for the purpose of authorizing any of the foregoing.
     (j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, receivership, reorganization, winding up or composition or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
     (k) Failure of Agreements. This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party or Guarantor or any of its respective Subsidiaries, or any Credit Party or any Guarantor shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby, subject to any Liens permitted under Section 11.2 of this Agreement and except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Security Agreement.
     (l) Termination Event. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 or Section 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, but only to the extent that a Lien could reasonably be expected to arise as a result of such failure under Section 412 or Section 430(k) of the Code, Section 302 or Section 303(k) of ERISA or under Title IV of ERISA, (ii) an accumulated funding deficiency or a funding shortfall as determined under Section 412 or Section 430 of the Code, respectively, which could reasonably be expected to have a Material Adverse Effect, (iii) a Termination Event or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments, which withdrawal or liability could reasonably be expected to have a Material Adverse Effect.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 78

     (m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts covered by insurance) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.
     (n) Material Adverse Effect. Any Material Adverse Effect shall occur or exist.
     SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders if (but only if) such Event of Default is other than an Event of Default under Section 12.1(a), 12.1(b), 12.1(i) or 12.1(j), the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Agent Borrower:
     (a) Acceleration; Termination of Facilities.
          (i) Terminate the Revolving Credit Commitment (and thereby the L/C Commitment) and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Specified Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers (including the Borrower Agent) to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(i) or Section 12.1(j), the Credit Facility shall be automatically terminated and all Obligations (other than Specified Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and
          (ii) exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.
     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to Section 12.(a), the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to one hundred five percent (105%) of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 79

     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.
     SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and/or the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between or among any one or more of the Credit Parties, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
     SECTION 12.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 12.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them);
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, Specified Hedge Obligations (including any termination payments and any accrued and unpaid interest thereon) and Specified Cash Management Obligations (ratably among the Lenders and the counterparties to the Specified Hedge Obligations and Specified Cash Management Obligations, as applicable, in proportion to the respective amounts described in this clause Fourth held by them);
     Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and
     Last, the balance, if any, after all Commitments have terminated and all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 80

     SECTION 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Document that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 14.3) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.3.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XIII
THE ADMINISTRATIVE AGENT
     SECTION 13.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as may be otherwise expressly provided herein, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and no Credit Policy shall have any rights as a third party beneficiary of any of such provisions.
     The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as counterparty to a Specified Hedge Agreement or Specified Cash Management Arrangement, as applicable) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens
AMENDED AND RESTATED CREDIT AGREEMENT — Page 81

on Collateral granted by any of the Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles XIII and XIV (including Section 14.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     SECTION 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     SECTION 13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the Issuing Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in
AMENDED AND RESTATED CREDIT AGREEMENT — Page 82

connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     SECTION 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights, remedies and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights, remedies and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent.
     SECTION 13.6 Resignation of Administrative Agent.
     (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower Agent if (but only if) no Default or Event of Default then exists, which approval shall not be unreasonably withheld, conditioned or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that, if the Administrative Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold
AMENDED AND RESTATED CREDIT AGREEMENT — Page 83

such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     (b) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
     SECTION 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     SECTION 13.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
     SECTION 13.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion (without notice to, or vote or consent of, any counterparty to any Specified Hedge Agreement or Specified Cash Management Arrangement that was a Lender or an Affiliate of any Lender at the time such agreement was executed),
AMENDED AND RESTATED CREDIT AGREEMENT — Page 84

     (a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties (whether or not on the date of such release there may be outstanding Specified Obligations or contingent indemnification obligations not then due), under any Loan Document (i) upon repayment of all outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of all Commitments and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate or release any Lien on any Collateral (whether or not on the date of such subordination or release there may be outstanding Specified Obligations or contingent indemnification obligations not then due) granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and
     (c) to release any Subsidiary Guarantor (whether or not on the date of such release there may be outstanding Specified Obligations or contingent indemnification obligations not then due) from its obligations under the Guaranty Agreement, the Security Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section. Notwithstanding anything to the contrary contained herein, each of the Credit Parties acknowledges and agrees that it is not a beneficiary of the authority granted to the Administrative Agent under this Section and that it may not cause the Administrative Agent to exercise any authority granted to the Administrative Agent hereunder.
     SECTION 13.10 Release of Liens and Guarantees of Subsidiaries. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Credit Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder) at a time when no Default or Event of Default exists or would result therefrom, then the Administrative Agent, at the request and sole expense of the Borrower Agent or such other Credit Party, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable for the release of the Liens created by any of the Security Documents on such Collateral. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 11.5, the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person). At the request and sole expense of the Borrower Agent and if no Default or Event of Default then exists or would result therefrom, a Subsidiary that is a Credit Party shall be released from all its obligations under this Agreement and under all other Loan Documents in the event that all of the Capital Stock of such Subsidiary shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement (including by way of merger or consolidation), and the Administrative Agent, at the request and sole expense of the Borrower Agent, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence or confirm the foregoing.
     SECTION 13.11 Specified Cash Management Arrangements and Specified Hedge Agreements. No Lender or Affiliate thereof party to a Specified Cash Management Arrangement or Specified Hedge Agreement, as applicable, that obtains the benefits of Section 12.4 or any
AMENDED AND RESTATED CREDIT AGREEMENT — Page 85

Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.
ARTICLE XIV
MISCELLANEOUS
     SECTION 14.1 Notices.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 14.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to a Borrower or	Southwest Convenience Stores, LLC
another Credit Party:	(if to a Borrower), as the Borrower Agent, or
c/o Southwest Convenience Stores, LLC
(if to another Credit Party)
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention of: Chief Financial Officer
Telephone No.: 972-367-3669
Telecopy No.: 972-367-3724
E-mail: shai.evan@alonusa.com

With copies to:	Alon Brands, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention of: Chief Legal Counsel-Commercial
Telephone No.: 972-367-3753
Telecopy No.: 972-367-3724
E-mail: sean.markowitz@alonusa.com

If to Wells Fargo as	Wells Fargo, National Association
Administrative Agent:	1525 West W.T. Harris Blvd., 1B1
Charlotte, North Carolina 28262
Attention of: Andrew Lipford, Syndication Agency Services
Telephone No.: 704-427-4983
Telecopy No.: 704-590-2782
E-mail: andrew.lipford@wachovia.com
AMENDED AND RESTATED CREDIT AGREEMENT — Page 86

With copies to:	Wells Fargo, National Association
4975 Preston Park Boulevard, Suite 280
Plano, Texas 75093
Attention of: Clint Bryant, Senior Vice President
Telephone No.: 972-599-5340
Telecopy No.: 972-867-5674
E-mail: clint.bryant@wellsfargo.com

and

Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention: Ronald D. Rosener, Esq.
Telephone No.: 214-468-3372
Telecopy No.: 214-740-7164
E-mail: rrosener@hunton.com

If to any Lender:	To the address set forth on the Register
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 14.1(b) below, shall be effective as provided in said Section 14.1(b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 87

     (c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower Agent and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
     (d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     SECTION 14.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers and any other Credit Party which is a party thereto; provided, that no amendment, waiver or consent shall:
     (a) (i) without the prior written consent of the Required Revolving Credit Lenders, amend, modify or waive (A) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, any substantially concurrent request by the Borrower Agent for a borrowing of Revolving Credit Loans) to make Revolving Credit Loans when the Revolving Credit Lenders would not otherwise be required to do so, (B) the Maximum Swingline Amount or (C) the amount of the L/C Commitment, or (ii) without the prior written consent of all Revolving Credit Lenders, amend, modify or waive the definition of the term “Borrowing Base”;
     (b) increase the Revolving Credit Commitment of any Revolving Credit Lender, the Maximum Swingline Amount of the Swingline Lender or the L/C Commitment of the Issuing Lender (or reinstate any Revolving Credit Commitment or the L/C Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (including any or mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Credit Commitment hereunder or under any other Loan Document, in each case without the written consent of each Lender directly and adversely affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
AMENDED AND RESTATED CREDIT AGREEMENT — Page 88

     (e) change Section 5.6 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
     (f) change Section 4.4(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;
     (g) change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders,” “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
     (h) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 11.4), in each case, without the written consent of each Lender;
     (i) release any Guarantor from any Guaranty Agreement (other than as authorized in Section 13.9), without the written consent of each Lender; or
     (j) release any material portion of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
     SECTION 14.3 Expenses; Indemnity.
     (a) Costs and Expenses. Each of Borrowers jointly and severally agrees that it shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and
AMENDED AND RESTATED CREDIT AGREEMENT — Page 89

the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender, provided that, for purposes of this parenthetical, such counsel of the Administrative Agent, the Lenders and the Issuing Lender shall be limited to one United States counsel and one counsel in each applicable foreign jurisdiction, in each case as chosen by the Administrative Agent) in connection with the enforcement, exercise and/or protection of its rights and/or remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding the foregoing or Section 14.3(b) below, the Borrowers’ obligations under clause (i) of this Section 14.3(a), and the Borrowers’ indemnification obligations under Section 14.3(b) below as such indemnification obligations relate to the expenses, fees, charges and disbursements referred to in clause (i) of this Section 14.3(a), shall be limited as and to the extent provided in numbered paragraph 4 of the Fee Letter.
     (b) Indemnification by the Borrowers. Each of the Borrowers jointly and severally agrees that it shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or
AMENDED AND RESTATED CREDIT AGREEMENT — Page 90

willful misconduct of such Indemnitee or (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 14.3(a) or Section 14.3(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 14.3(c) are subject to the provisions of Section 5.7.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, neither any Borrower nor any other Credit Party, nor any Lender, shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 14.3(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor, which demand shall be accompanied by a statement from the applicable Person to whom such payment is due setting forth such amounts in reasonable detail.
     SECTION 14.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of any Borrower or any other Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the
AMENDED AND RESTATED CREDIT AGREEMENT — Page 91

Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     SECTION 14.5 Governing Law; Jurisdiction, Etc.
     (a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed and enforced in accordance with, the law of the State of Texas, without reference to the conflicts or choice of law principles thereof that would require application of another law (but giving effect to the federal laws relating to national banks).
     (b) Submission to Jurisdiction. Each of the Borrowers and the other Credit Parties irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Texas, sitting in Dallas County and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
     (c) Waiver of Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 14.5(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
     SECTION 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY,
AMENDED AND RESTATED CREDIT AGREEMENT — Page 92

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 14.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
     SECTION 14.8 Injunctive Relief; Punitive Damages.
     (a) Each of the Borrowers and the other Credit Parties recognizes that, in the event a Borrower or such other Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each of the Borrowers and the other Credit Parties agrees that the Administrative Agent and the Lenders, at their option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     (b) The Administrative Agent, the Lenders, the Borrowers and the other Credit Parties hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.
     SECTION 14.9 [Intentionally omitted.]
     SECTION 14.10 Successors and Assigns; Participations.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 14.10(b), (ii) by way of participation in accordance with the provisions of Section 14.10(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.10(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.10(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
AMENDED AND RESTATED CREDIT AGREEMENT — Page 93

          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in paragraph (i)(A) of this Section 14.10(b), the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, $5,000,000, in the case of any assignment in respect of the Renewal Term Loan Facility or $2,500,000, in the case of any assignment of the Additional Term Loan Facility, in each case unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided that the Borrower Agent shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower Agent prior to such fifth (5th) Business;
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (i)(B) of this Section 14.10(b) and, in addition:
     (A) the consent of the Borrower Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Renewal Term Loan or the Additional Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
AMENDED AND RESTATED CREDIT AGREEMENT — Page 94

          (C) the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility;
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
     (v) No Assignment to Certain Persons. No such assignment shall be made to the any Borrower or any other Credit Party or any of its Affiliates or Subsidiaries; and
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.10(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.10 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.10(d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States, a copy of each Assignment and Assumption and each Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Agent and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of any Credit Party or the Administrative Agent, but with notice to the Borrower Agent and the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any other Credit Party or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely
AMENDED AND RESTATED CREDIT AGREEMENT — Page 95

responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to Section 14.10(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.10(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.6 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent. No Participant shall be entitled to the benefits of Section 5.11 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower Agent, to comply with Section 5.11(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 14.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Specified Hedge Agreement) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedge Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower Agent, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (i) to the extent such Information (A) becomes publicly available other
AMENDED AND RESTATED CREDIT AGREEMENT — Page 96

than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 14.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
     SECTION 14.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Administrative Agent, any Lender or any Person designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, the Revolving Credit Commitment or any other Commitment remains in effect or any Credit Facility has not been terminated.
     SECTION 14.14 Survival.
     (a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. Unless otherwise expressly provided in this Agreement or the other applicable Loan Document(s), all representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date and on each borrowing, continuation, conversion, issuance or extension date as provided in Section 6.2(a), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing, continuation, conversion, issuance or extension hereunder.
     (b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events and circumstances arising after such termination as well as before.
     SECTION 14.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 97

     SECTION 14.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 14.17 Counterparts; Integration; Effectiveness; Electronic Execution.
     (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterparty hereof. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     SECTION 14.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment and all other Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
     SECTION 14.19 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrowers and the other Credit Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 98

     SECTION 14.20 [Intentionally omitted.]
     SECTION 14.21 Independent Effect of Covenants. Each of the Borrowers and the other Credit Parties expressly acknowledges and agrees that each covenant contained in Article VIII, IX, X or XI hereof shall be given independent effect. Accordingly, each of the Borrowers and the other Credit Parties shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII, IX, X or XI if, before or after giving effect to such transaction or act, any Borrower or such other Credit Party shall or would be in breach of any other covenant contained in Article VIII, IX, X or XI.
     SECTION 14.22 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, as amended, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts, events or circumstances occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all loans and other obligations of Southwest outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Refinancing Term Loan shall be used to refinance the Existing Term Loan and the Administrative Agent shall make such transfers of funds as are necessary in order to effectuate the intent of this Agreement.
     SECTION 14.23 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on any Borrower or any other Credit Party or further restricts the rights of any Borrower or any other Credit Party or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
[Signature pages to follow]
AMENDED AND RESTATED CREDIT AGREEMENT — Page 99

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer(s), all as of the day and year first written above.

THE BORROWERS: SOUTHWEST CONVENIENCE STORES, LLC, as a Borrower and a Credit Party
By:	/s/ Michael Oster
	Name:	Michael Oster
	Title:	Vice President

SKINNY’S, LLC, as a Borrower and a Credit Party
By:	/s/ Michael Oster
	Name:	Michael Oster
	Title:	Vice President

THE SUBSIDIARY GUARANTOR: GTS LICENSING COMPANY, INC., as a Subsidiary Guarantor and a Credit Party
By:	/s/ Michael Oster
	Name:	Michael Oster
	Title:	Vice President
AMENDED AND RESTATED CREDIT AGREEMENT — Page 100

THE ADMINISTRATIVE AGENT AND THE LENDERS: WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, the Swingline Lender, the Issuing Lender and a Lender
By:	/s/ Clint Bryant
	Name:	Clint Bryant
	Title:	Senior Vice President

BANK LEUMI USA, as a Lender
By:	/s/ Noam Katz
	Name:	Noam Katz
	Title:	AT

By:	/s/ Michela Klein
	Name:	Michela Klein
	Title:	SVP
AMENDED AND RESTATED CREDIT AGREEMENT — Page 101